Exhibit 99.1

RISK FACTORS

Investing in Yumanity’s securities involves a high degree of risk. You should carefully consider the risk factors set forth below and under “Risk Factors” in (i) Yumanity’s Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) Yumanity’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2020, June 30, 2020 and September 30, 2020 as updated by Yumanity’s subsequent filings under the Securities Exchange Act of 1934, as amended, before deciding whether to purchase our securities. The risks and uncertainties Yumanity describes below and in the documents mentioned above are not the only ones Yumanity faces. Additional risks and uncertainties not presently known to Yumanity could adversely affect its business, operating results and financial condition, as well as adversely affect the value of an investment in Yumanity’s securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

Summary of the Material Risks Associated with Yumanity’s Business

Yumanity Therapeutics, Inc., or Yumanity, is subject to various risks associated with its businesses and its industries. These risks include the following:

•	Yumanity’s historical operating results indicate substantial doubt exists related to its ability to continue as a going concern;

•	Yumanity has incurred significant operating losses since its inception and anticipates it will incur continued losses for the foreseeable future;

•

Yumanity will need additional funding to advance YTX-7739 through clinical development, which funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Yumanity to delay, limit, or terminate its product development efforts or other operations;

•

Yumanity has concentrated its research and development efforts on the treatment of neurodegenerative diseases, a field that has seen limited success in drug development. Further, its product candidates are based on new approaches and novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval;

•

Yumanity depends on its collaboration with Merck and may in the future depend on other collaborations with third parties for the research, development and commercialization of certain of the product candidates Yumanity may develop. If any such collaborations are not successful, Yumanity may not be able to realize the market potential of those product candidates;

•	Yumanity may encounter difficulties in enrolling subjects in its clinical trials, thereby delaying or preventing development of its product candidates;

•	Yumanity’s clinical trials may fail to demonstrate adequate safety and efficacy of its product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization;

•

Yumanity’s product candidates may cause serious adverse events or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any;

•

Yumanity faces significant competition in an environment of rapid technological and scientific change, and there is a possibility that its competitors may achieve regulatory approval before it does or develop therapies that are safer, more advanced, or more effective, which may negatively impact its ability to successfully market or commercialize any product candidates Yumanity may develop and ultimately harm its financial condition;

•

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could seriously harm Yumanity’s research, development and potential future commercialization efforts, increase Yumanity’s costs and expenses and have a material adverse effect on Yumanity’s business, financial condition and results of operations;

•

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Yumanity is ultimately unable to obtain regulatory approval for its product candidates, Yumanity will be unable to generate product revenue and its business will be substantially harmed; and

•

Yumanity may not seek to protect its intellectual property rights in all jurisdictions throughout the world and Yumanity may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Yumanity seeks protection.

Risks Related to Yumanity’s Business, Financial Position, and Need for Additional Capital

Yumanity is a clinical stage biopharmaceutical company with a very limited operating history and no products approved for commercial sale, which may make it difficult to evaluate its current business and predict its future success and viability.

Yumanity is a clinical stage biopharmaceutical company with a limited operating history, focused on developing therapeutics for neurodegenerative diseases. Yumanity was initially formed as a limited liability company in 2014 and converted into a corporation in 2015, has no products approved for commercial sale, and has not generated any revenue from product sales to date. Yumanity began human clinical trials for YTX-7739 at the end of 2019, and has not initiated clinical trials for any of its other current product candidates. Yumanity’s operations to date have been limited primarily to organizing and staffing, raising capital, and conducting research and development activities for its product candidates.

To date, Yumanity has not initiated or completed a pivotal clinical trial, obtained marketing approval for any product candidates, manufactured a commercial scale product, or arranged for a third party to do so on its behalf, or conducted sales and marketing activities necessary for successful product commercialization. Yumanity’s short operating history as a company makes any assessment of its future success and viability subject to significant uncertainty. Yumanity will encounter risks and difficulties frequently experienced by early-stage biopharmaceutical companies in rapidly evolving fields, and it has not yet demonstrated an ability to successfully overcome such risks and difficulties. If Yumanity does not address these risks and difficulties successfully, its business will suffer.

Yumanity’s historical operating results indicate substantial doubt exists related to its ability to continue as a going concern. Holdings’ financial statements have been prepared assuming that it will continue as a going concern.

Yumanity has incurred net losses and used significant cash in operating activities since inception. Yumanity has an accumulated members’ deficit of approximately $111.1 million and has cash and cash equivalents of $27.4 million as of September 30, 2020. These factors raise substantial doubt about Yumanity’s ability to continue as a going concern and satisfying its estimated liquidity needs 12 months from the issuance of the financial statements.

If Yumanity continues to experience operating losses, and it is not able to generate additional liquidity through a capital raise or other cash infusion, Yumanity might need to secure additional sources of funds, which may or may not be available to it. Additionally, a failure to generate additional liquidity could negatively impact Yumanity’s ability to operate its business.

Yumanity has incurred significant operating losses since its inception and anticipates it will incur continued losses for the foreseeable future.

Yumanity has funded its operations to date through proceeds from collaborations and sales of preferred units. From its inception through September 30, 2020, Yumanity has received gross proceeds of $125.5 million from such transactions. As of September 30, 2020, its cash and cash equivalents were $27.4 million. Yumanity has incurred net losses in each year since its inception, and it has an accumulated members’ deficit of $111.1 million as of September 30, 2020.

Substantially all of Yumanity’s operating losses have resulted from costs incurred in connection with general and administrative costs associated with its operations, and its research and development programs, including for its preclinical and clinical product candidates and its discovery engine platform. Yumanity expects to incur increasing levels of operating losses over the next several years and for the foreseeable future. Yumanity’s prior losses, combined with expected future losses, have had and will continue to have an adverse effect on its stockholders’ deficit and working capital. In any particular quarter or quarters, Yumanity’s operating results could be below the expectations of securities analysts or investors, which could cause its stock price to decline.

Yumanity expects its research and development expenses to significantly increase in connection with its clinical trials of its product candidates. In addition, if Yumanity obtains marketing approval for its product candidates, it will incur significant sales and marketing, legal, and outsourced-manufacturing expenses. As a public company, Yumanity expects to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, Yumanity is also unable to predict the extent of any future losses or when it will become profitable, if at all. Even if Yumanity does become profitable, it may not be able to sustain or increase its profitability on a quarterly or annual basis.

Drug development is a highly uncertain undertaking and involves a substantial degree of risk. Yumanity has never generated any revenue from product sales, and it may never generate revenue or be profitable.

Yumanity’s ability to become profitable depends upon the ability of its product candidates to generate revenue. To date, Yumanity has not generated any revenue from its product candidates and it does not know when, or if, it will do so. Yumanity does not anticipate generating any revenue from product sales until after it has successfully completed clinical development and received regulatory approval for the commercial sale of a product candidate, if ever. Yumanity’s ability to generate revenue depends on a number of factors, including, but not limited to:

•	successfully completing preclinical and clinical development of its product candidates;

•	identifying, assessing, and/or developing new product candidates from its discovery engine platform;

•

developing a sustainable and scalable manufacturing process for its product candidates, as well as establishing and maintaining commercially viable supply relationships with third parties that can provide adequate products and services to support clinical activities and commercial demand for its product candidates;

•	negotiating favorable terms in any collaboration, licensing, or other arrangements into which it may enter;

•	obtaining regulatory approvals for product candidates for which it successfully completes clinical development;

•

launching and successfully commercializing product candidates for which it obtains regulatory approval, either by establishing a sales, marketing, and distribution infrastructure or collaborating with a partner;

•	negotiating and maintaining an adequate price for its product candidates, both in the United States and in foreign countries where its products are commercialized;

•	obtaining market acceptance of its product candidates as viable treatment options;

•	building out new facilities or expanding existing facilities to support its ongoing development activity;

•	addressing any competing technological and market developments;

•	maintaining, protecting, expanding, and enforcing its portfolio of intellectual property rights, including patents, trade secrets, and know-how; and

•	attracting, hiring, and retaining qualified personnel.

Because of the numerous risks and uncertainties associated with drug development, Yumanity is unable to predict the timing or amount of its expenses, or when it will be able to generate any meaningful revenue or achieve or maintain profitability, if ever. In addition, Yumanity’s expenses could increase beyond its current expectations if it is required by the U.S. Food and Drug Administration (the “FDA”), or foreign regulatory agencies, to perform studies in addition to those that it currently anticipates, or if there are any delays in any of its current or future collaborators’ clinical trials or the development of any of its product candidates. Even if one or more of Yumanity’s product candidates is approved for commercial sale, absent its entering into a collaboration or partnership agreement, Yumanity anticipates incurring significant costs associated with commercializing any approved product candidate and ongoing compliance efforts.

Even if Yumanity is able to generate revenue from the sale of any approved products, it may not become profitable and may need to obtain additional funding to continue operations. Revenue from the sale of any product candidate for which regulatory approval is obtained will be dependent, in part, upon the size of the markets in the territories for which Yumanity gains regulatory approval, the accepted price for the product, the ability to get reimbursement at any price, and whether Yumanity owns the commercial rights for that territory. The precise number of people with Parkinson’s disease, Alzheimer’s disease, and amyotrophic lateral sclerosis (“ALS”) is unknown. Yumanity projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with its product candidates, are based on estimates. If the number of addressable patients is not as significant as Yumanity anticipates, the indication approved by regulatory authorities is narrower than Yumanity expects, or the reasonably accepted population for treatment is narrowed by competition, physician choice, or treatment guidelines, Yumanity may not generate significant revenue from sales of its product candidates, even if approved. Even if Yumanity does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

Yumanity’s failure to become and remain profitable would decrease its value and could impair its ability to raise capital, expand its business, maintain its research and development efforts, diversify its pipeline of product candidates, or continue its operations and cause a decline in the value of its common stock, all or any of which may adversely affect its viability.

Due to the significant resources required for the development of Yumanity’s programs, and depending on its ability to access capital, Yumanity must prioritize development of certain product candidates. Moreover, Yumanity may fail to expend its limited resources on product candidates or indications that may be more profitable or for which there is a greater likelihood of success.

Yumanity’s current portfolio consists of two programs and two additional potential programs. Yumanity’s lead product candidate, YTX-7739, is in Phase 1 clinical development. Yumanity seeks to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively advancing product candidates, such as YTX-7739, and ensuring replenishment of its portfolio.

Due to the significant resources required for the development of its product candidates, Yumanity must focus on specific diseases and disease pathways and decide which product candidates to pursue and advance and the amount of resources to allocate to each. Yumanity’s decisions concerning the allocation of research, development, collaboration, management, and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial product and may divert resources away from better opportunities. If Yumanity makes incorrect determinations regarding the viability or market potential of any of its product candidates or misread trends in the biopharmaceutical industry, in particular for neurodegenerative diseases, its business, financial condition, and results of operations could be materially adversely affected. As a result, Yumanity may fail to capitalize on viable commercial products or profitable market opportunities, be required to forego or delay pursuit of opportunities with other product candidates or other diseases and disease pathways that may later prove to have greater commercial potential than those Yumanity choose to pursue, or relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for Yumanity to invest additional resources to retain sole development and commercialization rights.

Yumanity will need additional funding to advance YTX-7739 through clinical development, which funding may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Yumanity to delay, limit, or terminate its product development efforts or other operations.

As of September 30, 2020, Yumanity’s cash and cash equivalents were $27.4 million. Yumanity will require additional funding to advance YTX-7739 beyond Phase 1 clinical trials and other planned early development of other programs generated by its discovery engine platform. Yumanity’s ability to secure this additional funding may be adversely impacted by negative or ambiguous results in its Phase 1 clinical trial for YTX-7739. Developing small-molecule products is expensive, and Yumanity expects its discovery, research, and development expenses to increase substantially in connection with its ongoing activities, particularly as Yumanity advances its product candidates in clinical trials. Yumanity may also need additional funds sooner if Yumanity chooses to pursue additional indications and/or geographies for its product candidates or otherwise expand more rapidly than Yumanity presently anticipates.

In addition, Yumanity has identified conditions and events that raise substantial doubt as to its ability to continue as a going concern.

Yumanity’s operating plan may also change as a result of many factors currently unknown, and Yumanity may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements, or a combination of these approaches. In any event, Yumanity will require additional capital to obtain regulatory approval for, and, if approved, to commercialize its product candidates. Raising funds in the current economic environment may present additional challenges. Even if Yumanity believes that is has sufficient funds for its current or future operating plans, Yumanity may seek additional capital if market conditions are favorable or if Yumanity has specific strategic considerations.

Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its product candidates. In addition, Yumanity cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of its stockholders and the issuance of additional securities, whether equity or debt, by Yumanity, or the possibility of such issuance, may cause the market price of its shares to decline. The sale of additional equity or convertible securities would dilute all of its stockholders. The incurrence of indebtedness would result in increased fixed payment obligations and Yumanity may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on its ability to acquire, sell or license intellectual property rights, and other operating restrictions that could adversely impact its ability to conduct its business. Yumanity could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable and Yumanity may be required to relinquish rights to some of its technologies or product candidates or otherwise agree to terms unfavorable to it, any of which may have a material adverse effect on its business, operating results, and prospects.

If Yumanity is unable to obtain funding on a timely basis, Yumanity may be required to significantly curtail, delay, or discontinue one or more of its research or development programs or the commercialization of any approved product candidate or be unable to expand its operations or otherwise capitalize on its business opportunities, as desired, which could materially affect its business, financial condition, and results of operations.

Risks Related to Yumanity’s Product Development and Commercialization

Research and development of biopharmaceutical products is inherently risky.

Yumanity is at an early stage of development of the product candidates currently in its pipeline and is continuing to discover additional potential product candidates leveraging its discovery engine platform. To date, Yumanity has devoted substantially all of its efforts and financial resources to identify, secure intellectual property for, and develop its discovery engine platform and its product candidates, including conducting multiple preclinical studies, and providing general and administrative support for these operations. Its business depends heavily on the successful clinical development, regulatory approval, and commercialization of its lead product candidate, YTX-7739 which is in clinical development. None of its product candidates have advanced into late-stage development or a pivotal clinical study and it may be years before any such study is initiated, if at all. YTX-7739 will require substantial additional clinical development, testing, and regulatory approval before Yumanity is permitted to commence its commercialization. Further, Yumanity cannot be certain that any of its product candidates will be successful in clinical trials or obtain regulatory approval.

Its future success is dependent on its ability to successfully develop, obtain regulatory approval for, and then successfully commercialize its product candidates, and Yumanity may fail to do so for many reasons, including the following:

•	its product candidates may not successfully complete preclinical studies or clinical trials;

•

a product candidate may, upon further study, be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria;

•	its competitors may develop therapeutics that render its product candidates obsolete or less attractive;

•	its competitors may develop platform technologies that render its platform technology obsolete or less attractive;

•	the product candidates that Yumanity develops and its discovery engine platform may not be sufficiently covered by intellectual property for which Yumanity holds exclusive rights;

•	the market for a product candidate may change so that the continued development of that product candidate is no longer reasonable or commercially attractive;

•	a product candidate may not be capable of being produced in commercial quantities at an acceptable cost, or at all;

•	Yumanity may not be able to establish manufacturing capabilities or arrangements with third-party manufacturers for clinical and, if approved, commercial study;

•

even if a product candidate obtains regulatory approval, Yumanity may be unable to establish sales and marketing capabilities, or successfully market such approved product candidate, to gain market acceptance; and

•	a product candidate may not be accepted as safe or effective by patients, the medical community or third-party payors, if applicable.

If any of these events occur, Yumanity may be forced to abandon its development efforts for a product candidate or candidates, which would have a material adverse effect on its business and could potentially cause Yumanity to cease operations. For instance, if Yumanity observes harmful side effects or other characteristics that indicate one product candidate is unlikely to be effective or otherwise does not meet applicable regulatory criteria, these findings may implicate the discovery engine platform as a whole.

Yumanity may not be successful in its efforts to further develop its discovery engine platform technology and current product candidates. Yumanity is not permitted to market or promote any of its product candidates before Yumanity receives regulatory approval from the FDA or comparable foreign regulatory authorities, and Yumanity may never receive such regulatory approval for any of its product candidates. Each of its product candidates is in the early stages of development and will require significant additional clinical development, management of preclinical, clinical, and manufacturing activities, regulatory approval, adequate manufacturing supply, a commercial organization, and significant marketing efforts before Yumanity could generate any revenue from product sales, if at all.

The preclinical and clinical product candidates and current clinical trials are, and the future clinical trials and the manufacturing and marketing of its product candidates will be, subject to extensive and rigorous review and regulation by numerous government authorities in the United States, and in other countries where Yumanity intends to test and, if approved, market any product candidate. Before obtaining regulatory approvals for the commercial sale of any product candidate, Yumanity must, among other requirements, demonstrate through preclinical studies and clinical trials that the product candidate is safe and effective for use in each target indication. Drug development is a long, expensive, and uncertain process, and delay or failure can occur at any stage of any of its clinical trials. This process can take many years and may include post-marketing studies and surveillance, which will require the expenditure of substantial resources. Of the large number of drugs in development in the United States, only a small percentage will successfully complete the FDA regulatory approval process and will be commercialized. Accordingly, even if Yumanity is able to obtain the requisite financing to continue to fund its development and preclinical studies and clinical trials, Yumanity cannot assure you that any of its product candidates will be successfully developed or commercialized.

If any of its product candidates successfully complete clinical trials, Yumanity generally plans to seek regulatory approval to market its product candidates in the United States, the European Union (“EU”), and in additional foreign countries where Yumanity believes there is a viable commercial opportunity and significant patient need. Yumanity has never commenced, compiled, or submitted an application seeking regulatory approval to market any product candidate. Yumanity may never receive regulatory approval to market any product candidates even if such product candidates successfully complete clinical trials, which would adversely affect its viability. To obtain regulatory approval in countries outside the United States, Yumanity must comply with numerous and varying regulatory requirements of such other countries regarding safety, efficacy, chemistry, manufacturing and controls, clinical trials, commercial sales, pricing, and distribution of its product candidates. Yumanity may also rely on collaborators or partners to conduct the required activities to support an application for regulatory approval, and to seek approval, for one or more of its product candidates. Yumanity cannot be sure that any collaborators or partners will conduct these activities or do so within the timeframe Yumanity desires. Even if Yumanity (or any collaborators or partners) are successful in obtaining approval in one jurisdiction, Yumanity cannot ensure that Yumanity (or any collaborators or partners) will obtain approval in any other jurisdictions. If Yumanity is unable to obtain approval for its product candidates in multiple jurisdictions, its revenue and results of operations could be negatively affected.

Even if Yumanity receives regulatory approval to market any of its product candidates, Yumanity cannot assure you that any such product candidate will be successfully commercialized, widely accepted in the marketplace or more effective than other commercially available alternatives.

Investment in biopharmaceutical product development involves significant risk that any product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval, and become commercially viable. Yumanity cannot provide any assurance that Yumanity will be able to successfully advance any of its product candidates through the development process or, if approved, successfully commercialize any of its product candidates.

Yumanity may not be successful in its efforts to continue to create a pipeline of product candidates or to develop commercially successful products. If Yumanity fails to successfully identify and develop additional product candidates, its commercial opportunity may be limited.

One of Yumanity’s strategies is to identify and pursue clinical development of additional product candidates. Its portfolio currently consists of four programs, one of which is in clinical development and the rest of which are in research, discovery and preclinical stages of development. Identifying, developing, obtaining regulatory approval, and commercializing additional product candidates for the treatment of neurodegenerative diseases will require substantial additional funding and is prone to the risks of failure inherent in drug development. Yumanity cannot provide you any assurance that Yumanity will be able to successfully identify or acquire additional product candidates, advance any of these additional product candidates through the development process, successfully commercialize any such additional product candidates, if approved, or assemble sufficient resources to identify, acquire, develop or, if approved, commercialize additional product candidates. If Yumanity is unable to successfully identify, acquire, develop, and commercialize additional product candidates, its commercial opportunity may be limited.

Yumanity may not be able to conduct, or contract others to conduct, animal testing in the future, which could harm its research and development activities.

Certain laws and regulations relating to drug development require Yumanity to test its product candidates on animals before initiating clinical trials involving humans. Animal testing activities have been the subject of controversy and adverse publicity. Animal rights groups and other organizations and individuals have attempted to stop animal testing activities by pressing for legislation and regulation in these areas and by disrupting these activities through protests and other means. To the extent the activities of these groups are successful, Yumanity’s research and development activities may be interrupted or delayed.

Yumanity has concentrated its research and development efforts on the treatment of neurodegenerative diseases, a field that has seen limited success in drug development. Further, its product candidates are based on new approaches and novel technology, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval.

Yumanity has focused its research and development efforts on addressing neurodegenerative diseases, including Parkinson’s disease, ALS and Alzheimer’s disease. Efforts by biopharmaceutical companies in the field of neurodegenerative diseases have seen limited successes in drug development. There are few effective therapeutic options available for patients with Parkinson’s disease, ALS or Alzheimer’s disease. Yumanity’s future success is highly dependent on the successful development of its discovery engine platform technology and its product candidates for treating neurodegenerative diseases. Developing and, if approved, commercializing its product candidates for treatment of neurodegenerative diseases subjects Yumanity to a number of challenges, including engineering product candidates and obtaining regulatory approval from the FDA and other regulatory authorities who have only a limited set of precedents to rely on.

Yumanity’s approach is centered on the key insight that human protein misfolding, a phenomenon at the root of virtually all neurodegenerative diseases, can be modeled effectively in yeast cells. Discoveries from the yeast system are then translated to diseased human cell lines created by adult stem cells using induced pluripotent stem cell technology (“iPSC”). This strategy may not prove to be successful. Yumanity cannot be sure that its approach will yield satisfactory therapeutic products that are safe and effective, scalable, or profitable.

Moreover, public perception of drug safety issues, including adoption of new therapeutics or novel approaches to treatment, may adversely influence the willingness of subjects to participate in clinical trials, or if approved, of physicians to prescribe Yumanity’s products.

Yumanity may encounter difficulties in enrolling subjects in its clinical trials, thereby delaying or preventing development of its product candidates.

There is no precise method of establishing the actual number of people with neurodegenerative diseases in any geography over any time period. It is estimated that more than 60 million people worldwide suffer from neurodegenerative diseases. If the actual number of people with neurodegenerative diseases is lower than Yumanity believes, Yumanity may experience difficulty in enrolling subjects in its clinical trials, thereby delaying development of its product candidates. Furthermore, Yumanity may experience difficulties in subject enrollment in its clinical trials for a variety of other reasons, including:

•

the subject eligibility criteria defined in the protocol, including biomarker-driven identification and/or certain highly-specific criteria related to stage of disease progression, which may limit the patient populations eligible for its clinical trials to a greater extent than competing clinical trials for the same indication that do not have biomarker-driven patient eligibility criteria;

•	eligibility requirements mandated by regulatory agencies which may limit the number of eligible patients in a given disorder;

•	the size of the study population required for analysis of the study’s primary endpoints;

•	the proximity of subjects to a study site;

•	the design of the study;

•	its use of academic sites, which may be less accustomed to running clinical trials and managing enrollment;

•	public perception of drug safety issues;

•	its ability to recruit clinical study investigators with the appropriate competencies and experience;

•	competing clinical trials for similar therapies or targeting patient populations meeting its patient eligibility criteria;

•	clinicians’ and patients’ perceptions as to the potential advantages and side effects of the product candidate being studied in relation to other available therapies and product candidates;

•	its ability to obtain and maintain patient consents;

•	the risk that subjects enrolled in clinical trials will not complete such studies, for any reason; and

•	the impact of the COVID-19 pandemic on patient enrollment and retention.

Yumanity’s clinical trials may fail to demonstrate adequate safety and efficacy of its product candidates, which would prevent, delay, or limit the scope of regulatory approval and commercialization.

Before obtaining regulatory approvals for the commercial sale of any of its product candidates, Yumanity must, among other requirements, demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that its product candidates are both safe and effective for use in each target indication. Each product candidate must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.

Clinical testing is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical study process. The results of preclinical studies of Yumanity’s product candidates may not be predictive of the results of early-stage or later-stage clinical trials, and results of early-stage clinical trials of its product candidates may not be predictive of the results of later-stage clinical trials. The results of clinical trials in one set of subjects or disease indications may not be predictive of those obtained in another. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in study procedures set forth in protocols, differences in the size and type of the patient populations, changes in and lack of adherence to the dosing regimen and other clinical study protocols, and the rate of dropout among clinical study participants. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy profile despite having progressed through preclinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in later-stage clinical trials due to lack of efficacy or safety issues, notwithstanding promising results in early-stage studies. This is particularly true in neurodegenerative diseases, where failure rates historically have been higher than in other disease areas. Most product candidates that begin clinical trials are never approved by regulatory authorities for commercialization.

Yumanity has limited experience in designing clinical trials and may be unable to design and execute a clinical study to support marketing approval. Yumanity cannot be certain that its current clinical trials or any other future clinical trials will be successful. Additionally, any safety concerns observed in any one of its clinical trials in its targeted indications could limit the prospects for regulatory approval of its product candidates in those, and other indications, which could have a material adverse effect on its business, financial condition, and results of operations.

In addition, even if such clinical trials are successfully completed, Yumanity cannot guarantee that the FDA or foreign regulatory authorities will interpret the results as Yumanity does, and more studies could be required before Yumanity submits its product candidates for approval. To the extent that the results of the studies are not satisfactory to the FDA or foreign regulatory authorities for support of a marketing application, Yumanity may be required to expend significant resources, which may not be available to it, to conduct additional studies in support of potential approval of its product candidates. Even if regulatory approval is secured for any of its product candidates, the terms of such approval may limit the scope and use of its product candidates, which may also limit their commercial potential.

Yumanity’s product candidates may cause serious adverse events or other undesirable side effects that could delay or prevent their regulatory approval, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.

Serious adverse events or other undesirable side effects caused by its product candidates could cause Yumanity or regulatory authorities to interrupt, delay, or halt clinical trials, and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other regulatory authorities.

Further, clinical trials by their nature utilize a sample of the potential patient population for a limited duration of exposure. Rare and severe side effects of a product candidate may only be uncovered with a significantly larger number of patients exposed to the product candidate. If its product candidates receive marketing approval and Yumanity or others identify undesirable side effects caused by such product candidates (or any other similar products) after such approval, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may suspend, withdraw, or limit their approval of such products;

•	regulatory authorities may require the addition of labeling statements, such as a “boxed” warning or a contraindication;

•	Yumanity may be required to change the way such products are distributed or administered;

•	Yumanity may be required to conduct additional post-marketing studies and surveillance;

•	Yumanity may be required to implement a risk evaluation and mitigation strategy (“REMS”), or create a medication guide outlining the risks of such side effects for distribution to patients;

•	Yumanity may be subject to regulatory investigations and government enforcement actions;

•	subjects in a clinical study may experience severe or unexpected drug-related side effects;

•	Yumanity may decide, or regulatory authorities may require it, to conduct additional clinical trials or abandon product development programs;

•	Yumanity may decide to remove such products from the marketplace;

•	Yumanity could be sued and held liable for injury caused to individuals exposed to or taking its products;

•	the product may become less competitive; and

•	its reputation may suffer.

Any of these events could prevent Yumanity from achieving or maintaining market acceptance of the affected product candidates, could substantially increase the costs of commercializing its product candidates, and could significantly impact its ability to successfully commercialize its product candidates and generate revenues.

Failures or delays in the commencement or completion of, or ambiguous or negative results from, its planned clinical trials of its product candidates could result in increased costs to Yumanity and could delay, prevent, or limit its ability to generate revenue and continue its business.

Yumanity does not know whether any of its planned clinical trials will begin or be completed on schedule, if at all, as the commencement and completion of clinical trials can be delayed or prevented for a number of reasons, including, among others:

•

the FDA or other regulatory bodies may not authorize Yumanity or its investigators to commence its planned clinical trials or any other clinical trials Yumanity may initiate, or may suspend its clinical trials, for example, through imposition of a clinical hold;

•	delays in filing or receiving approvals of additional investigational new drug (“IND”) applications that may be required;

•	lack of adequate funding to continue its clinical trials and preclinical studies;

•	negative results from its ongoing preclinical studies and clinical trials;

•

delays in reaching or failing to reach agreement on acceptable terms with prospective contract research organizations (“CROs”) and clinical study sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and study sites;

•	inadequate quantity or quality of a product candidate or other materials necessary to conduct clinical trials, for example delays in the manufacturing of sufficient supply of finished drug product;

•	difficulties obtaining ethics committee or Institutional Review Board (“IRB”) approval to conduct a clinical study at a prospective site or sites;

•

challenges in recruiting and enrolling subjects to participate in clinical trials, the proximity of subjects to study sites, eligibility criteria for the clinical study, the nature of the clinical study protocol, the availability of approved effective treatments for the relevant disease, and competition from other clinical study programs for similar indications;

•	severe or unexpected drug-related side effects experienced by subjects in a clinical study;

•	Yumanity may decide, or regulatory authorities may require it, to conduct additional clinical trials or abandon product development programs;

•	delays in validating, or inability to validate, any endpoints utilized in a clinical study;

•

the FDA may disagree with its clinical study design and its interpretation of data from clinical trials, or may change the requirements for approval even after it has reviewed and commented on the design for its clinical trials;

•	reports from preclinical or clinical testing of other alpha-synuclein-dependent therapies that raise safety or efficacy concerns; and

•

difficulties retaining subjects who have enrolled in a clinical study but may be prone to withdraw due to rigors of the clinical trial, lack of efficacy, side effects, personal issues, or loss of interest.

Clinical trials may also be delayed or terminated as a result of ambiguous or negative interim results. In addition, a clinical study may be suspended or terminated by Yumanity, the FDA, the IRBs at the sites where the IRBs are overseeing a clinical study, a data and safety monitoring board (“DSMB”) overseeing the clinical study at issue or other regulatory authorities due to a number of factors, including, among others:

•	failure to conduct the clinical study in accordance with regulatory requirements or its clinical protocols;

•

inspection of the clinical study operations or study sites by the FDA or other regulatory authorities that reveals deficiencies or violations that require Yumanity to undertake corrective action, including in response to the imposition of a clinical hold;

•	unforeseen safety issues, including any that could be identified in its ongoing preclinical studies or clinical trials, adverse side effects or lack of effectiveness;

•	changes in government regulations or administrative actions;

•	problems with clinical supply materials; and

•	lack of adequate funding to continue clinical trials.

Changes in regulatory requirements, FDA guidance, or unanticipated events during Yumanity’s preclinical studies and clinical trials of its product candidates may occur, which may result in changes to preclinical or clinical study protocols or additional preclinical or clinical study requirements, which could result in increased costs to Yumanity and could delay its development timeline.

Changes in regulatory requirements, FDA guidance, or unanticipated events during its preclinical studies and clinical trials may force Yumanity to amend preclinical studies and clinical trial protocols or the FDA may impose additional preclinical studies and clinical trial requirements. Amendments or changes to its clinical study protocols would require resubmission to the FDA and IRBs for review and approval, which may adversely impact the cost, timing, or successful completion of clinical trials. Similarly, amendments to its preclinical studies may adversely impact the cost, timing, or successful completion of those preclinical studies. If Yumanity experiences delays completing, or if Yumanity terminates, any of its preclinical studies or clinical trials, or if Yumanity is required to conduct additional preclinical studies or clinical trials, the commercial prospects for its product candidates may be harmed and its ability to generate product revenue will be delayed.

If, in the future, Yumanity is unable to establish sales and marketing capabilities or enter into agreements with third parties to sell and market any product candidates Yumanity may develop, Yumanity may not be successful in commercializing those product candidates if and when they are approved.

Yumanity does not currently have an infrastructure for the sales, marketing, and distribution of pharmaceutical products. In order to market its product candidates, if approved by the FDA or any other regulatory body, Yumanity must build its sales, marketing, managerial, and other non-technical capabilities, or make arrangements with third parties to perform these services. There are risks involved with both establishing its own commercial capabilities and entering into arrangements with third parties to perform these services. For example, recruiting and training a sales force or reimbursement specialists is expensive and time-consuming and could delay any product launch. If the commercial launch of a product candidate for which Yumanity recruits a sales force and establish marketing and other commercialization capabilities is delayed or does not occur for any reason, Yumanity would have prematurely or unnecessarily incurred these commercialization expenses. This may be costly, and its investment would be lost if Yumanity cannot retain or reposition its commercialization personnel.

If Yumanity enters into arrangements with third parties to perform sales, marketing, commercial support, and distribution services, its product revenue or the profitability of product revenue may be lower than if Yumanity were to market and sell any products Yumanity may develop itself. In addition, Yumanity may not be successful in entering into arrangements with third parties to commercialize its product candidates or may be unable to do so on terms that are favorable to us. Yumanity may have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market its products effectively. If Yumanity does not establish commercialization capabilities successfully, either on its own or in collaboration with third parties, Yumanity will not be successful in commercializing its product candidates if approved.

If Yumanity is unable to establish adequate sales, marketing, and distribution capabilities, whether independently or with third parties, or if Yumanity is unable to do so on commercially reasonable terms, its business, results of operations, financial condition, and prospects will be materially adversely affected.

Even if Yumanity receives marketing approval for its product candidates, its product candidates may not achieve broad market acceptance by physicians, patients, healthcare payors, or others in the medical community, which would limit the revenue that Yumanity generate from their sales.

The commercial success of its product candidates, if approved by the FDA or other applicable regulatory authorities, will depend upon the awareness and acceptance of its product candidates among the medical community, including physicians, patients, and healthcare payors. If any of its product candidates are approved but do not achieve an adequate level of acceptance by physicians, patients, healthcare payors, and others in the medical community, Yumanity may not generate sufficient revenue to become or remain profitable. Market acceptance of its product candidates, if approved, will depend on a number of factors, including, among others:

•	the safety, efficacy, and other potential advantages of its approved product candidates compared to other available therapies;

•	limitations or warnings contained in the labeling approved for its product candidates by the FDA or other applicable regulatory authorities;

•	any restrictions on the use of its products together with other medications;

•	the prevalence and severity of any adverse effects associated with its products;

•	inability of certain types of patients to take its products;

•	the clinical indications for which its product candidates are approved;

•	availability of alternative treatments already approved or expected to be commercially launched in the near future;

•	the potential and perceived advantages of its approved product candidates over current treatment options or alternative treatments, including future alternative treatments;

•	the size of the target patient population, and the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•	the strength of marketing and distribution support and timing of market introduction of competitive products;

•	publicity concerning its products or competing products and treatments;

•	pricing and cost effectiveness;

•	the effectiveness of its sales and marketing strategies;

•	its ability to increase awareness of its products through sales and marketing efforts;

•	its ability to obtain sufficient third-party payor coverage or reimbursement; or

•	the willingness of patients to pay out-of-pocket in the absence of third-party payor coverage.

If its product candidates are approved but do not achieve an adequate level of acceptance by patients, physicians, and payors, Yumanity may not generate sufficient revenue from its approved product candidates to become or remain profitable. Before granting reimbursement approval, healthcare payors may require Yumanity to demonstrate that its product candidates, in addition to treating these target indications, also provide incremental health benefits to patients. Its efforts to educate the medical community and third-party payors about the benefits of its product candidates may require significant resources and may never be successful.

Yumanity faces significant competition in an environment of rapid technological and scientific change, and there is a possibility that its competitors may achieve regulatory approval before it does or develop therapies that are safer, more advanced, or more effective, which may negatively impact its ability to successfully market or commercialize any product candidates Yumanity may develop and ultimately harm its financial condition.

The development and commercialization of new drug products is highly competitive. Moreover, the neurodegenerative field is characterized by strong and increasing competition, with a strong emphasis on intellectual property. Yumanity may face competition with respect to any product candidates that Yumanity seeks to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large pharmaceutical and biotechnology companies that are currently pursuing the development of products for the treatment of the neurodegenerative disease indications for which Yumanity has research programs, including Parkinson’s disease, ALS and Alzheimer’s disease. Companies that Yumanity is aware of are developing therapeutics in the neurodegenerative disease area include large companies with significant financial resources, such as AbbVie, AstraZeneca, Biogen, Bristol-Myers Squibb, Lilly, GlaxoSmithKline, Johnson & Johnson, Novartis, Roche, Sanofi, and Takeda. In addition to competition from other companies targeting neurodegenerative indications, any products Yumanity may develop may also face competition from other types of therapies, such as gene-editing therapies.

Many of its current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Yumanity does. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of its competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Yumanity in recruiting and retaining qualified scientific and management personnel and establishing clinical study sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, its programs. Its commercial opportunity could be reduced or eliminated if its competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that Yumanity may develop. Furthermore, currently approved products could be discovered to have application for treatment of neurodegenerative disease indications, which could give such products significant regulatory and market timing advantages over any of its product candidates. Its competitors also may obtain FDA or other regulatory approval for their products more rapidly than Yumanity may obtain approval for its product candidates and may obtain orphan product exclusivity from the FDA for indications its product candidates are targeting, which could result in its competitors establishing a strong market position before Yumanity is able to enter the market. Additionally, products or technologies developed by its competitors may render its potential product candidates uneconomical or obsolete, and Yumanity may not be successful in marketing any product candidates Yumanity may develop against competitors.

In addition, Yumanity could face litigation or other proceedings with respect to the scope, ownership, validity and/or enforceability of its patents relating to its competitors’ products and its competitors may allege that its products infringe, misappropriate, or otherwise violate their intellectual property. The availability of its competitors’ products could limit the demand, and the price Yumanity is able to charge, for any products that Yumanity may develop and commercialize. See “Risks Related to Yumanity’s Intellectual Property Rights.”

The current pandemic of COVID-19 and the future outbreak of other highly infectious or contagious diseases could seriously harm Yumanity’s research, development and potential future commercialization efforts, increase Yumanity’s costs and expenses and have a material adverse effect on Yumanity’s business, financial condition and results of operations.

Broad-based business or economic disruptions could adversely affect Yumanity’s ongoing or planned research and development activities. For example, in December 2019, an outbreak of a novel strain of coronavirus originated in Wuhan, China, and has since spread to a number of other countries, including the United States. To date, the COVID-19 pandemic has caused significant disruptions to the U.S. and global economy and has contributed to significant volatility and negative pressure in financial markets. The global impact of the outbreak is continually evolving and, as additional cases of the virus are identified, many countries, including the U.S., have reacted by instituting quarantines, restrictions on travel and mandatory closures of businesses. Certain states and cities, including where Yumanity or the third parties with whom it engages operate, have also reacted by instituting quarantines, restrictions on travel, “shelter in place” rules, restrictions on types of business that may continue to operate, and/or restrictions on the types of construction projects that may continue.

The extent to which COVID-19 may impact Yumanity’s preclinical studies or clinical trial operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration of the outbreak, the severity of COVID-19, or the effectiveness of actions to contain and treat COVID-19. The continued spread of COVID-19 globally could adversely impact Yumanity’s preclinical studies or clinical trial operations in the United States, including Yumanity’s ability to recruit and retain patients and principal investigators and site staff who, as healthcare providers, may have heightened exposure to COVID-19 if an outbreak occurs in their geography. COVID-19 may also affect employees of third-party CROs located in affected geographies that Yumanity relies upon to carry out its clinical trials. Any negative impact COVID-19 has to patient enrollment or treatment or the execution of Yumanity’s current product candidates and any future product candidates could cause costly delays to clinical trial activities, which could adversely affect Yumanity’s ability to obtain regulatory approval for and to commercialize its current product candidate and any future product candidates, increase its operating expenses, and have a material adverse effect on its financial results.

Further, the COVID-19 outbreak caused delays in Yumanity’s Phase 1 single ascending dose trial of YTX-7739 and may cause delays in Yumanity’s other clinical trials, including delays in enrollment, due to diversion or prioritization of trial site resources away from the conduct of clinical trials and toward the COVID-19 pandemic. Key clinical trial activities, such as site monitoring, may be interrupted due to restrictions in travel, and some patients may be unwilling to enroll in Yumanity’s trials or be unable to comply with clinical trial protocols if quarantines or travel restrictions impede patient movement or interrupt healthcare services, which would delay Yumanity’s ability to conduct clinical trials or release clinical trial results. The spread of COVID-19, or another infectious disease, could also negatively affect the operations at Yumanity’s third-party manufacturers, which could result in delays or disruptions in the supply of Yumanity’s current product candidates and any future product candidates. In addition, Yumanity may take temporary precautionary measures intended to help minimize the risk of the virus to its employees, including temporarily requiring all employees to work remotely, suspending all non-essential travel worldwide for its employees, and discouraging employee attendance at industry events and in-person work-related meetings, which could negatively affect Yumanity’s business.

Yumanity cannot presently predict the scope and severity of any potential business shutdowns or disruptions. If Yumanity or any of the third parties with whom it engages, however, were to experience shutdowns or other business disruptions, Yumanity’s ability to conduct its business in the manner and on the timelines presently planned could be materially and negatively affected, which could have a material adverse impact on its business and its results of operation and financial condition.

Risks Related to Yumanity’s Regulatory Approval and Other Legal Compliance Matters

The regulatory approval processes of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming, and inherently unpredictable. If Yumanity is ultimately unable to obtain regulatory approval for its product candidates, Yumanity will be unable to generate product revenue and its business will be substantially harmed.

The time required to obtain approval by the FDA and comparable foreign regulatory authorities is unpredictable, typically takes many years following the commencement of clinical trials, and depends upon numerous factors, including the type, complexity, and novelty of the product candidates involved. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions, which may cause delays in the approval or the decision not to approve an application. Regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that its data are insufficient for approval and require additional preclinical, clinical or other studies. Moreover, the FDA or other regulatory authorities may fail to clear or approve companion diagnostics that Yumanity contemplates using with its therapeutic product candidates. Yumanity has not submitted for, or obtained regulatory approval for any product candidate, and it is possible that none of its existing product candidates or any product candidates Yumanity may seek to develop in the future will ever obtain regulatory approval.

Applications for its product candidates could fail to receive regulatory approval for many reasons, including but not limited to the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design, implementation, or results of its clinical trials;

•

the FDA or comparable foreign regulatory authorities may determine that its product candidates are not safe and effective, only moderately effective, or have undesirable or unintended side effects, toxicities, or other characteristics that preclude its obtaining marketing approval or prevent or limit commercial use;

•	the population studied in the clinical program may not be sufficiently broad or representative to assure efficacy and safety in the full population for which Yumanity seek approval;

•	the FDA or comparable foreign regulatory authorities may disagree with its interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of its product candidates may not be sufficient to support the submission of an NDA or other submission, or to obtain regulatory approval in the United States or elsewhere;

•	Yumanity may be unable to demonstrate to the FDA or comparable foreign regulatory authorities that a product candidate’s risk-benefit ratio for its proposed indication is acceptable;

•

the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes, test procedures and specifications, or facilities of third-party manufacturers with which Yumanity contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering its clinical data insufficient for approval.

This lengthy approval process, as well as the unpredictability of the results of clinical trials, may result in Yumanity’s failing to obtain regulatory approval to market any of its product candidates, which would significantly harm its business, results of operations, and prospects.

Even if Yumanity obtains regulatory approval for its product candidates, its products will remain subject to extensive regulatory scrutiny.

Even if Yumanity receives marketing approval for its product candidates, regulatory authorities may still impose significant restrictions on its product candidates, indicated uses or marketing, or impose ongoing requirements for potentially costly post-approval studies. If any of its product candidates are approved, they will be subject to ongoing regulatory requirements, including for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies, and submission of safety, efficacy, and other post-marketing information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities.

Manufacturers and manufacturers’ facilities are required to comply with extensive requirements imposed by the FDA and comparable foreign regulatory authorities, including, for example, ensuring that quality control and manufacturing procedures conform to current Good Manufacturing Practice (“cGMP”) regulations. As such, Yumanity and its contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any new drug application (“NDA”) or comparable marketing approval. Accordingly, Yumanity and others with whom Yumanity works must continue to expend time, money, and effort in all areas of regulatory compliance, including manufacturing, production, and quality control.

The FDA has significant post-marketing authority, including, for example, the authority to require labeling changes based on new safety information and to require post-marketing studies or clinical trials to evaluate serious safety risks related to the use of a drug. The FDA also has the authority to require, as part of an NDA or post-approval, the submission of a REMS. Any REMS required by the FDA may lead to increased costs to assure compliance with new post-approval regulatory requirements and potential requirements or restrictions on the sale of approved products, all of which could lead to lower sales volume and revenue.

Any regulatory approvals that Yumanity receives for its product candidates will be subject to limitations on the approved indicated uses for which the product may be marketed and promoted or to the conditions of approval (including the requirement to implement a REMS), or contain requirements for potentially costly post-marketing testing. Yumanity will be required to report certain adverse reactions and production problems, if any, to the FDA and comparable foreign regulatory authorities. Any new legislation addressing drug safety issues could result in delays in product development or commercialization, or increased costs to assure compliance. The FDA and other agencies, including the U.S. Department of Justice, closely regulate and monitor the post-approval marketing and promotion of products to ensure that they are manufactured, marketed, and distributed only for the approved indications and in accordance with the provisions of the approved labeling. Yumanity will have to comply with requirements concerning advertising and promotion for its products. Promotional communications with respect to prescription drugs are subject to a variety of legal and regulatory restrictions and must be consistent with the information in the product’s approved label. As such, Yumanity may not promote its products for indications or uses for which they do not have approval. The holder of an approved NDA or comparable marketing approval must submit new or supplemental applications and obtain approval for certain changes to the approved product, product labeling, or manufacturing process. Yumanity could also be asked to conduct post-marketing studies or clinical trials to verify the safety and efficacy of its products in general or in specific patient subsets.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of a product, such regulatory agency may impose restrictions on that product or us, including requiring withdrawal of the product from the market. If Yumanity fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may, among other things:

•	issue warning or untitled letters that would result in adverse publicity;

•	impose civil or criminal penalties;

•	suspend or withdraw regulatory approvals;

•	suspend any of its ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications submitted by Yumanity;

•	impose restrictions on its operations, including closing its contract manufacturers’ facilities;

•	seize or detain products; or

•	request that Yumanity initiate a product recall.

Any government investigation of alleged violations of law could require Yumanity to expend significant time and resources in response, and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect its ability to commercialize and generate revenue from its products, if approved. If regulatory sanctions are applied or if regulatory approval is withdrawn, the value of the company and its operating results will be adversely affected.

Yumanity is subject to healthcare laws and regulations, which could expose Yumanity to criminal sanctions, civil penalties, contractual damages, reputational harm, and diminished profits and future earnings.

Although Yumanity does not currently have any products on the market, if Yumanity obtains FDA approval for any of its product candidates and begins commercializing its products, Yumanity may be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which Yumanity conducts its business. Healthcare providers, physicians, third-party payors, and others play a primary role in the recommendation and prescription of its product candidates, if approved. Its future arrangements with third-party payors will expose Yumanity to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Yumanity markets, sells, and distributes its product candidates, if Yumanity obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations include the following:

•

the federal Anti-Kickback Statute (“AKS”) prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not qualify for an exception or safe harbor. A person or entity does not need to have actual knowledge of the federal AKS or specific intent to violate it to have committed a violation. The AKS has been interpreted to apply to arrangements between biopharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers, among others, on the other;

•

the federal False Claims Act imposes criminal and civil penalties, including those from civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government. Manufacturers can be held liable under the False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. When an entity is determined to have violated the False Claims Act, the government may impose civil fines and penalties for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

•

the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, imposes criminal and civil liability for, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or making false or fraudulent statements relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

•

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and their implementing regulations, which also impose obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security, and transmission of individually identifiable health information on health plans, healthcare clearing houses, and certain healthcare providers and their business associates, defined as independent contractors or agents of covered entities that create, receive or obtain protected health information in connection with providing a service for or on behalf of a covered entity. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;

•

the federal false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact, or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services;

•

the federal transparency requirements, sometimes referred to as the “Sunshine Act,” under the Patient Protection and Affordable Care Act (the “ACA”) require manufacturers of drugs, devices, biologics, and medical supplies that are reimbursable under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to the CMS information related to payments and other transfers of value to physicians, as defined by the law, and teaching hospitals and physician ownership and investment interests, and requires applicable manufacturers and group purchasing organizations to report annually the ownership and investment interests held by such physicians and their immediate family members and payments or other “transfers of value” to such physician owners. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made in the previous year to certain non-physician providers such as physician assistants and nurse practitioners; and

•

analogous state laws and regulations, such as state anti-kickback and false claims laws and transparency laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government in addition to requiring drug manufacturers to report information related to payments to physicians and other healthcare providers or marketing expenditures and drug pricing.

Pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of promotional and marketing activities, such as: providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Ensuring that Yumanity’s internal operations and future business arrangements with third parties comply with applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that its business practices do not comply with current or future statutes, regulations, or case law involving applicable fraud and abuse or other healthcare laws and regulations. If its operations, including anticipated activities to be conducted by its sales team, were found to be in violation of any of these laws or any other governmental regulations that may apply to us, Yumanity may be subject to significant civil, criminal, and administrative penalties, damages, fines, and exclusion from government funded healthcare programs, such as Medicare and Medicaid, and the curtailment or restructuring of its operations, any of which could substantially disrupt its operations. If any of the physicians or other providers or entities with whom Yumanity expect to do business is found not to be in compliance with applicable laws, they may be subject to criminal, civil, or administrative sanctions, including exclusions from government funded healthcare programs.

If any of Yumanity’s product candidates obtain regulatory approval, additional competitors could enter the market with generic or other versions of such drugs, which may result in a material decline in sales of affected products.

Under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”) a pharmaceutical manufacturer may file an abbreviated new drug application (“ANDA”) seeking approval of a generic copy of an approved, small-molecule innovator product. Under the Hatch-Waxman Act, a manufacturer may also submit an NDA under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act that references the FDA’s prior approval of the small-molecule innovator product. A 505(b)(2) NDA product may be for a new or improved version of the original innovator product. The Hatch-Waxman Act also provides for certain periods of regulatory exclusivity, which preclude FDA approval (or in some circumstances, FDA filing and reviewing) of an ANDA or 505(b)(2) NDA. For example, a drug that is granted regulatory approval may be eligible for five years of marketing exclusivity in the United States following regulatory approval if that drug is classified as a new chemical entity (“NCE”). A drug can be classified as a NCE if the FDA has not previously approved any other drug containing the same active moiety.

In addition to the benefits of regulatory exclusivity, an innovator NDA holder may have patents claiming the active ingredient, product formulation or an approved use of the drug, which would be listed with the product in the FDA publication, “Approved Drug Products with Therapeutic Equivalence Evaluations,” known as the “Orange Book.” If there are patents listed in the Orange Book, a generic or 505(b)(2) applicant that seeks to market its product before expiration of the patents must include in the ANDA or 505(b)(2) NDA a “Paragraph IV certification,” challenging the validity or enforceability of, or claiming non-infringement of, the listed patent or patents. Appropriate notice of the certification must be given to the innovator, too, and if within 45 days of receiving such notice the innovator sues to protect its patents, approval of the ANDA or 505(b)(2) is stayed for 30 months, or as lengthened or shortened by the court.

Accordingly, if any of Yumanity’s product candidates are approved, competitors could file ANDAs for generic versions of its small-molecule drug products or 505(b)(2) NDAs that reference its small-molecule drug products, respectively. If there are patents listed for its small-molecule drug products in the Orange Book, those ANDAs and 505(b)(2) NDAs would be required to include a certification as to each listed patent indicating whether the ANDA or 505(b)(2) NDA applicant does or does not intend to challenge the patent. Yumanity cannot predict which, if any, patents in its current portfolio or patents Yumanity may obtain in the future will be eligible for listing in the Orange Book, how any generic competitor would address such patents, whether Yumanity would sue on any such patents, or the outcome of any such suit.

Yumanity may not be successful in securing or maintaining proprietary patent protection for products and technologies Yumanity develops or licenses. Moreover, if any of its owned or in-licensed patents that are listed in the Orange Book are successfully challenged by way of a Paragraph IV certification and subsequent litigation, the affected product could immediately face generic competition and its sales would likely decline rapidly and materially. See “Risks Related to Yumanity’s Intellectual Property Rights.”

The FDA and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. If Yumanity is found to have improperly promoted off-label uses, Yumanity may become subject to significant liability.

The FDA and other regulatory agencies strictly regulate the promotional claims that may be made about prescription products, such as YTX-7739, if approved. In particular, a product may not be promoted for uses that are not approved by the FDA or such other regulatory agencies as reflected in the product’s approved labeling. For example, if Yumanity receives marketing approval for YTX-7739 as a treatment for Parkinson’s disease, physicians may nevertheless prescribe YTX-7739 to their patients in a manner that is inconsistent with the approved label. If Yumanity is found to have promoted such off-label uses, Yumanity may become subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees or permanent injunctions under which specified promotional conduct is changed or curtailed. If Yumanity cannot successfully manage the promotion of its product candidates, if approved, Yumanity could become subject to significant liability, which would materially adversely affect its business and financial condition.

Even if approved, reimbursement policies could limit its ability to sell its product candidates.

Sales of Yumanity’s drugs will depend, in part, on the extent to which Yumanity’s drugs will be covered by third-party payors, such as government health programs, commercial insurance, and managed healthcare organizations. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which Yumanity may obtain regulatory approval.

Market acceptance and sales of its product candidates will depend on reimbursement policies and may be affected by healthcare reform measures. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid in the United States, and commercial payors are critical to new product acceptance. Third-party payors decide which drugs they will pay for and establish reimbursement levels. In the United States, the principal decisions about reimbursement for new medicines are typically made by CMS. CMS decides whether and to what extent Yumanity’s products will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a therapeutic is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Government authorities and other third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels for those medications. Cost containment is a primary concern in the U.S. healthcare industry and elsewhere. Government authorities and these third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular medications. Yumanity cannot be sure that reimbursement will be available for its product candidates and, if reimbursement is available, the level of such reimbursement. Reimbursement may impact the demand for, or the price of, its product candidates. If reimbursement is not available or is available only at limited levels, Yumanity may not be able to successfully commercialize its product candidates. Limited coverage and less than adequate reimbursement may reduce the demand for, or the price of, any product for which Yumanity obtains regulatory approval.

In some foreign countries, particularly in Canada and European countries, the pricing of prescription pharmaceuticals is subject to strict governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory approval and product launch. To obtain favorable reimbursement for the indications sought or pricing approval in some countries, Yumanity may be required to conduct a clinical study that compares the cost-effectiveness of its product candidates with other available therapies. If reimbursement for its product candidates is unavailable in any country in which Yumanity seeks reimbursement, if it is limited in scope or amount, if it is conditioned upon its completion of additional clinical trials, or if pricing is set at unsatisfactory levels, its operating results could be materially adversely affected.

Recently enacted and future legislation may increase the difficulty and cost for Yumanity to obtain marketing approval of and commercialize its product candidates and affect the prices Yumanity may obtain.

In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay regulatory approval of its product candidates, restrict or regulate post-approval activities, and affect its ability to profitably sell any product candidates for which Yumanity obtains marketing approval.

Among policy makers and payors in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality, and/or expanding access. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. In March 2010, President Obama signed into law the ACA, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for the healthcare and health insurance industries, impose new taxes and fees on the health industry, and impose additional health policy reforms.

Among the provisions of the ACA of importance to its product candidates are the following:

•

an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

•	a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected;

•

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13.0% of the average manufacturer price for branded and generic drugs, respectively;

•

expansion of healthcare fraud and abuse laws, including the False Claims Act and the AKS, which include, among other things, new government investigative powers and enhanced penalties for non-compliance;

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (increased to 70% in 2019 pursuant to subsequent legislation) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D;

•	extension of manufacturers’ Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations;

•

expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals, thereby potentially increasing manufacturers’ Medicaid rebate liability;

•	expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

•	the requirements under the federal open payments program and its implementing regulations;

•	a requirement to annually report drug samples that manufacturers and distributors provide to physicians; and

•	a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research.

Since its enactment, some of the provisions of the ACA have yet to be fully implemented, while certain provisions have been subject to judicial, congressional, and executive challenges. As a result, there have been delays in the implementation of, and action taken to repeal or replace, certain aspects of the ACA. The U.S. Supreme Court has upheld certain key aspects of the legislation, including a tax-based shared responsibility payment imposed on certain individuals who fail to maintain qualifying health coverage for all or part of a year, which is commonly known as the requirement that all individuals maintain health insurance coverage or pay a penalty, referred to as the “individual mandate.” However, as a result of tax reform legislation passed in late December 2017, the Tax Cuts and Jobs Act of 2017, or the TCJA, the individual mandate has been eliminated effective January 1, 2019. On December 14, 2018, a U.S. District Court Judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the TCJA, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit ruled that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, although it is unclear when a decision will be made or how the Supreme Court will rule. According to the Congressional Budget Office, the repeal of the individual mandate will cause 13 million fewer Americans to be insured in 2027 and premiums in insurance markets may rise.

Since January 2017, President Trump has signed various Executive Orders designed to delay the implementation of certain provisions of the ACA or otherwise circumvent some of the requirements for health insurance mandated by the ACA. One Executive Order directs federal agencies with authorities and responsibilities under the ACA to waive, defer, grant exemptions from, or delay the implementation of any provision of the ACA that would impose a fiscal or regulatory burden on states, individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices. Another Executive Order terminates the cost-sharing subsidies (“CSR”) that reimburse insurers under the ACA. Several state Attorneys General filed suit to stop the administration from terminating the subsidies, but their request for a restraining order was denied by a federal judge in California on October 25, 2017. The loss of the CSR payments is expected to increase premiums on certain policies issued by qualified health plans under the ACA. In addition, the CMS has recently published a final rule that would give states greater flexibility, starting in 2020, in setting benchmarks for insurers in the individual and small group marketplaces, which may have the effect of relaxing the essential health benefits required under the ACA for plans sold through such marketplaces. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results. Yumanity continues to evaluate the effect that the ACA and its possible repeal and replacement has on its business.

In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year through 2030. However, pursuant to the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, these Medicare sequester reductions will be suspended from May 1, 2020 through December 31, 2020 due to the COVID-19 pandemic. In January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. Yumanity expects that the ACA, as well as other healthcare reform measures that may be adopted in the future, may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, new payment methodologies and in additional downward pressure on the price that Yumanity receives for any approved product. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payers. The implementation of cost containment measures or other healthcare reforms may prevent Yumanity from being able to generate revenue, attain profitability, or commercialize its products.

Yumanity cannot be sure whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of its product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject Yumanity to more stringent labeling and post-marketing testing and other requirements.

It is likely that federal and state legislatures within the United States and foreign governments will continue to consider changes to existing healthcare legislation. Yumanity cannot predict the reform initiatives that may be adopted in the future or whether initiatives that have been adopted will be repealed or modified. The continuing efforts of the government, insurance companies, managed care organizations, and other healthcare payors of to contain or reduce costs of healthcare may adversely affect the demand for any product candidates for which Yumanity may obtain regulatory approval, its ability to set a price that Yumanity believes is fair for its products, its ability to obtain coverage and reimbursement approval for a product, its ability to generate revenue and achieve or maintain profitability; and the level of taxes that Yumanity is required to pay.

Yumanity’s future growth may depend, in part, on its ability to commercialize its product candidates in foreign markets, where Yumanity would be subject to additional regulatory burdens and other risks and uncertainties.

Its future profitability may depend, in part, on its ability to commercialize its product candidates in foreign markets for which Yumanity may rely on collaboration with third parties. If Yumanity commercializes its product candidates in foreign markets, Yumanity would be subject to additional risks and uncertainties, including:

•	its customers’ ability to obtain reimbursement for its product candidates in foreign markets;

•	its inability to directly control commercial activities because Yumanity is relying on third parties;

•	the burden of complying with complex and changing foreign regulatory, tax, accounting, and legal requirements;

•	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

•	import or export licensing requirements;

•	longer accounts receivable collection times;

•	longer lead times for shipping;

•	language barriers for technical training;

•	reduced protection of intellectual property rights in some foreign countries;

•	the existence of additional potentially relevant third-party intellectual property rights;

•	foreign currency exchange rate fluctuations; and

•	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

Foreign sales of its product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions, and changes in tariffs.

Obtaining and maintaining regulatory approval of Yumanity’s product candidates in one jurisdiction does not mean that Yumanity will be successful in obtaining regulatory approval of its product candidates in other jurisdictions.

In order to market any product outside of the United States, however, Yumanity must establish and comply with the numerous and varying safety, efficacy, and other regulatory requirements of other countries. Obtaining and maintaining regulatory approval of its product candidates in one jurisdiction does not guarantee that Yumanity will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA or other comparable foreign regulatory authority grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing, and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. The marketing approval processes in other countries may implicate all of the risks detailed above regarding FDA approval in the United States, as well as other risks. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that Yumanity intends to charge for its products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties, and costs for Yumanity and could delay or prevent the introduction of its products in certain countries. Failure to obtain marketing approval in other countries or any delay or other setback in obtaining such approval would impair its ability to market its product candidates in such foreign markets. Any such impairment would reduce the size of its potential market, which could have a material adverse impact on its business, results of operations, and prospects.

Yumanity’s employees, independent contractors, consultants, commercial partners, and vendors may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

Yumanity is exposed to the risk of fraud, misconduct, or other illegal activity by its employees, independent contractors, consultants, commercial partners, and vendors. Misconduct by these parties could include intentional, reckless, and negligent conduct that fails to: comply with the laws of the FDA and other comparable foreign regulatory authorities; provide true, complete and accurate information to the FDA and other comparable foreign regulatory authorities; comply with manufacturing standards Yumanity has established; comply with healthcare fraud and abuse laws in the United States and similar foreign fraudulent misconduct laws; or report financial information or data accurately or to disclose unauthorized activities to us. If Yumanity obtains FDA approval of any of its product candidates and begins commercializing those products in the United States, its potential exposure under such laws will increase significantly, and its costs associated with compliance with such laws are also likely to increase. In particular, sales, marketing, and other business arrangements in the healthcare industry are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales and commission, certain customer incentive programs, and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials, which could result in regulatory sanctions and cause serious harm to its reputation. Yumanity has adopted a code of business conduct and ethics, but it is not always possible to identify and deter misconduct by employees and third parties, and the precautions Yumanity take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting Yumanity from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws. If any such actions are instituted against us, and Yumanity is not successful in defending itself or asserting its rights, those actions could have a significant impact on its business, including the imposition of significant fines or other sanctions.

If Yumanity or any contract manufacturers and suppliers Yumanity engages fails to comply with environmental, health, and safety laws and regulations, Yumanity could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of its business.

Yumanity and any contract manufacturers and suppliers Yumanity engages are subject to numerous federal, state, and local environmental, health, and safety laws, regulations, and permitting requirements, including those governing laboratory procedures; the generation, handling, use, storage, treatment, and disposal of hazardous and regulated materials and wastes; the emission and discharge of hazardous materials into the ground, air, and water; and employee health and safety. Under certain environmental laws, Yumanity could be held responsible for costs relating to any contamination at its current or past facilities and at third-party facilities. Yumanity also could incur significant costs associated with civil or criminal fines and penalties.

Yumanity could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act (“FCPA”) and other worldwide anti-bribery laws.

Its business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which Yumanity operates, including the U.K. Bribery Act. The FCPA generally prohibits offering, promising, giving, or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. Its business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, the healthcare providers who prescribe pharmaceuticals are employed by their government, and the purchasers of pharmaceuticals are government entities; therefore, its dealings with these prescribers and purchasers are subject to regulation under the FCPA. Recently the SEC and Department of Justice have increased their FCPA enforcement activities with respect to biotechnology and pharmaceutical companies. There is no certainty that all of its employees, agents, contractors, or collaborators, or those of its affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, its officers, or its employees, the closing down of its facilities, requirements to obtain export licenses, cessation of business activities in sanctioned countries, implementation of compliance programs, and prohibitions on the conduct of its business. Any such violations could include prohibitions on its ability to offer its products in one or more countries and could materially damage its reputation, its brand, its international expansion efforts, its ability to attract and retain employees, and its business, prospects, operating results, and financial condition.

Risks Related to Yumanity’s Reliance on Third Parties

Yumanity depends on its collaboration with Merck and may in the future depend on other collaborations with third parties for the research, development and commercialization of certain of the product candidates Yumanity may develop. If any such collaborations are not successful, Yumanity may not be able to realize the market potential of those product candidates.

Yumanity has entered into a collaboration agreement with Merck and may seek other third-party collaborators for the research, development, and commercialization of certain of the product candidates Yumanity may develop. Its likely collaborators for any other collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, biotechnology companies and academic institutions. Under its collaboration with Merck, Yumanity has, and if Yumanity enters into any such arrangements with any other third parties, Yumanity will likely have, shared or limited control over the amount and timing of resources that its collaborators dedicate to the development or potential commercialization of any product candidates Yumanity may seek to develop with them. Yumanity’s ability to generate revenue from these arrangements with commercial entities will depend on its collaborators’ abilities to successfully perform the functions assigned to them in these arrangements. Yumanity cannot predict the success of any collaboration that Yumanity enters into.

Collaborations involving its research programs, or any product candidates Yumanity may develop, pose the following risks to Yumanity:

•	collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations;

•

collaborators may not properly obtain, maintain, enforce, or defend intellectual property or proprietary rights relating to its product candidates or research programs or may use its proprietary information in such a way as to expose Yumanity to potential litigation or other intellectual property related proceedings, including proceedings challenging the scope, ownership, validity and enforceability of its intellectual property;

•

collaborators may own or co-own intellectual property covering its product candidates or research programs that results from its collaboration with them, and in such cases, Yumanity may not have the exclusive right to commercialize such intellectual property or such product candidates or research programs;

•	Yumanity may need the cooperation of its collaborators to enforce or defend any intellectual property Yumanity contribute to or that arises out of its collaborations, which may not be provided to us;

•

disputes may arise between the collaborators and Yumanity that result in the delay or termination of the research, development, or commercialization of its product candidates or research programs or that result in costly litigation or arbitration that diverts management attention and resources;

•

collaborators may decide to not pursue development and commercialization of any product candidates Yumanity develops or may elect not to continue or renew development or commercialization programs based on clinical trial results, changes in the collaborator’s strategic focus or available funding or external factors such as an acquisition that diverts resources or creates competing priorities;

•

collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials, or require a new formulation of a product candidate for clinical testing;

•

collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with its product candidates or research programs if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than Yumanity’s;

•	collaborators with marketing and distribution rights to one or more product candidates may not commit sufficient resources to the marketing and distribution of such product candidates;

•	Yumanity may lose certain valuable rights under circumstances identified in its collaborations, including if Yumanity undergoes a change of control;

•	collaborators may undergo a change of control and the new owners may decide to take the collaboration in a direction which is not in its best interest;

•

collaborators may become bankrupt, which may significantly delay its research or development programs, or may cause Yumanity to lose access to valuable technology, know-how or intellectual property of the collaborator relating to its products, product candidates or research programs;

•	key personnel at its collaborators may leave, which could negatively impact its ability to productively work with its collaborators;

•	collaborations may require Yumanity to incur short and long-term expenditures, issue securities that dilute its stockholders, or disrupt its management and business;

•

collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates or its discovery engine platform; and

•

collaboration agreements may not lead to development or commercialization of product candidates in the most efficient manner or at all. If a present or future collaborator of Yumanity were to be involved in a business combination, the continued pursuit and emphasis on its development or commercialization program under such collaboration could be delayed, diminished, or terminated.

Yumanity may face significant competition in seeking appropriate collaborations. Recent business combinations among biotechnology and pharmaceutical companies have resulted in a reduced number of potential collaborators. In addition, the negotiation process is time-consuming and complex, and Yumanity may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. If Yumanity is unable to do so, Yumanity may have to curtail the development of the product candidate for which Yumanity is seeking to collaborate, reduce or delay its development program or one or more of its other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase its expenditures and undertake development or commercialization activities at its own expense. If Yumanity elects to increase its expenditures to fund development or commercialization activities on its own, Yumanity may need to obtain additional capital, which may not be available to it on acceptable terms or at all. If Yumanity does not have sufficient funds, Yumanity may not be able to further develop product candidates or bring them to market and generate product revenue.

Under its collaboration with Merck, and if Yumanity enters into other collaborations to develop and potentially commercialize any product candidates, Yumanity may not be able to realize the benefit of such transactions if Yumanity or its collaborator elects not to exercise the rights granted under the agreement or if Yumanity or its collaborator are unable to successfully integrate a product candidate into existing operations and company culture. In addition, if Yumanity’s agreement with any of its collaborators terminates, its access to technology and intellectual property licensed to Yumanity by that collaborator may be restricted or terminate entirely, which may delay its continued development of its product candidates utilizing the collaborator’s technology or intellectual property or require Yumanity to stop development of those product candidates completely. Yumanity may also find it more difficult to find a suitable replacement collaborator or attract new collaborators, and its development programs may be delayed or the perception of Yumanity in the business and financial communities could be adversely affected. Many of the risks relating to product development, regulatory approval, and commercialization described in this “Risk Factors” section also applies to the activities of its collaborators and any negative impact on its collaborators may adversely affect Yumanity.

Yumanity’s drug development programs and the potential commercialization of its product candidates will require substantial additional cash to fund expenses. For some of its product candidates, Yumanity may decide to collaborate with pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates, such as those that may result from its collaboration with Merck.

Whether Yumanity reaches a definitive agreement for a collaboration will depend, among other things, upon its assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of a number of factors. Those factors may include the design or results of clinical studies, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to its ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge, and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with Yumanity for its product candidate. The terms of any collaborations or other arrangements that Yumanity may establish may not be favorable to it.

In addition, Yumanity’s collaboration with Merck and any future collaborations that Yumanity enters into may not be successful. The success of its collaboration arrangements will depend heavily on the efforts and activities of its collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Termination of Yumanity’s collaboration with Merck or any such termination or expiration of future collaborations would adversely affect Yumanity financially and could harm its business reputation.

Yumanity relies, and expects to continue to rely, on third parties to conduct any preclinical studies and clinical trials for its product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, Yumanity may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed.

Yumanity does not have the ability to independently conduct preclinical studies and clinical trials. Yumanity relies on medical institutions, clinical investigators, contract laboratories, and other third parties, such as CROs, to conduct preclinical studies and clinical trials on its product candidates. Yumanity enters into agreements with third-party CROs to provide monitors for and to manage data for its ongoing clinical trials. Yumanity will rely heavily on these parties for execution of clinical trials for its product candidates and control only certain aspects of their activities. As a result, Yumanity will have less direct control over the conduct, timing, and completion of these clinical trials and the management of data developed through clinical trials than would be the case if Yumanity were relying entirely upon its own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:

•	have staffing difficulties;

•	fail to comply with contractual obligations;

•	experience regulatory compliance issues;

•	undergo changes in priorities or become financially distressed; or

•	form relationships with other entities, some of which may be its competitors.

These factors may materially adversely affect the willingness or ability of third parties to conduct its clinical trials and may subject Yumanity to unexpected cost increases that are beyond its control. Nevertheless, Yumanity is responsible for ensuring that each of its clinical trials is conducted in accordance with the applicable protocol, legal, regulatory, and scientific requirements and standards, and its reliance on CROs does not relieve Yumanity of its regulatory responsibilities. Yumanity and its CROs are required to comply with regulations and guidelines, including Good Clinical Practices (“GCPs”) for conducting, monitoring, recording, and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the study patients are adequately informed of the potential risks of participating in clinical trials. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical study sponsors, principal investigators and study sites. If Yumanity or its CROs fail to comply with applicable GCPs, the clinical data generated in its clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require Yumanity to perform additional clinical trials before approving its marketing applications. Yumanity cannot assure you that, upon inspection, the FDA will determine that any of its clinical trials comply with GCPs. In addition, its clinical trials must be conducted with product candidates produced under cGMP regulations and will require a large number of test patients. Its failure or the failure of its CROs to comply with these regulations may require Yumanity to repeat clinical trials, which would delay the regulatory approval process and could also subject it to enforcement action up to and including civil and criminal penalties.

Although Yumanity does design its clinical trials for its product candidates, CROs conduct all of the clinical trials. As a result, many important aspects of its drug development programs are outside of its direct control. In addition, the CROs may not perform all of their obligations under arrangements with Yumanity or in compliance with regulatory requirements, but Yumanity remains responsible and is subject to enforcement action that may include civil penalties and criminal prosecution for any violations of FDA laws and regulations during the conduct of its clinical trials. If the CROs do not perform clinical trials in a satisfactory manner, breach their obligations to Yumanity, or fail to comply with regulatory requirements, the development and commercialization of its product candidates may be delayed or its development program materially and irreversibly harmed. Yumanity cannot control the amount and timing of resources these CROs devote to its program or its clinical products. If Yumanity is unable to rely on clinical data collected by its CROs, Yumanity could be required to repeat, extend the duration of, or increase the size of its clinical trials and this could significantly delay commercialization and require significantly greater expenditures.

If any of its relationships with these third-party CROs terminate, Yumanity may not be able to enter into arrangements with alternative CROs. For example, the sponsored research agreement with Northwestern may be terminated by either party upon 60 days’ written notice to the other party. If its collaboration is delayed or terminated or its ability to continue to use the current research space is terminated as a result of conflicts of interest, Yumanity may not be able to continue its planned research projects and related clinical trials on the expected timeline and may need to spend significant time and efforts to secure alternative lab facilities and equipment. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to its clinical protocols, regulatory requirements or for other reasons, any clinical trials such CROs are associated with may be extended, delayed, or terminated, and Yumanity may not be able to obtain regulatory approval for or successfully commercialize its product candidates. As a result, Yumanity believes that its financial results and the commercial prospects for its product candidates in the subject indication would be harmed, its costs could increase and its ability to generate revenue could be delayed.

The manufacture of Yumanity’s product candidates, particularly those that utilize its discovery engine platform, is complex and Yumanity may encounter difficulties in production. If Yumanity or any of its third-party manufacturers encounter such difficulties, or fail to meet rigorously enforced regulatory standards, its ability to provide supply of its product candidates for preclinical studies and clinical trials or its products for patients, if approved, could be delayed or stopped, or Yumanity may be unable to maintain a commercially viable cost structure.

The processes involved in manufacturing its drug product candidates, particularly those that utilize its discovery engine platform, are complex, expensive, highly-regulated, and subject to multiple risks. Further, as product candidates are developed through preclinical studies to late-stage clinical trials towards approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods, are altered along the way in an effort to optimize processes and results. Such changes carry the risk that they will not achieve these intended objectives, and any of these changes could cause its product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials.

In addition, the manufacturing process for any products that Yumanity may develop is subject to FDA and other comparable foreign regulatory authority approval processes and continuous oversight, and Yumanity will need to contract with manufacturers who can meet all applicable FDA and foreign regulatory authority requirements, including, for example, complying with cGMPs, on an ongoing basis. If Yumanity or its third-party manufacturers are unable to reliably produce products to specifications acceptable to the FDA or other regulatory authorities, Yumanity may not obtain or maintain the approvals Yumanity needs to commercialize such products. Even if Yumanity obtains regulatory approval for any of its product candidates, there is no assurance that either Yumanity or its contract manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential launch of the product, or to meet potential future demand. Any of these challenges could delay completion of clinical trials, require bridging clinical trials or the repetition of one or more clinical trials, increase clinical study costs, delay approval of its product candidate, impair commercialization efforts, increase its cost of goods, and have an adverse effect on its business, financial condition, results of operations, and growth prospects.

Yumanity relies completely on third-party suppliers to manufacture its clinical drug supplies for its product candidates, and Yumanity intends to rely on third parties to produce preclinical, clinical, and commercial supplies of any future product candidates.

Yumanity does not currently have, nor does Yumanity plan to acquire, the infrastructure or capability to internally manufacture its clinical drug supply of its product candidates, or any future product candidates, for use in the conduct of its preclinical studies and clinical trials, and Yumanity lacks the internal resources and the capability to manufacture any product candidates on a clinical or commercial scale. The facilities used by its contract manufacturers to manufacture the active pharmaceutical ingredient and final drug product must complete a pre-approval inspection by the FDA and other comparable foreign regulatory agencies to assess compliance with applicable requirements, including cGMPs, after Yumanity submits its NDA or relevant foreign regulatory submission to the applicable regulatory agency.

Yumanity does not control the manufacturing process of, and is completely dependent on, its contract manufacturers to comply with cGMPs for manufacture of both active drug substances and finished drug products. If its contract manufacturers cannot successfully manufacture material that conforms to its specifications and the strict regulatory requirements of the FDA or applicable foreign regulatory agencies, they will not be able to pass a pre-approval inspection or secure and/or maintain regulatory approval for their manufacturing facilities. In addition, Yumanity has no direct control over its contract manufacturers’ ability to maintain adequate quality control, quality assurance, and qualified personnel. Furthermore, all of its contract manufacturers are engaged with other companies to supply and/or manufacture materials or products for such companies, which exposes its manufacturers to regulatory risks for the production of such materials and products. As a result, failure to satisfy the regulatory requirements for the production of those materials and products may affect the regulatory clearance of its contract manufacturers’ facilities generally. If the FDA or an applicable foreign regulatory agency determines now or in the future that these facilities for the manufacture of its product candidates are noncompliant, Yumanity may need to find alternative manufacturing facilities, which would adversely impact its ability to develop, obtain regulatory approval for or market its product candidates. Its reliance on contract manufacturers also exposes Yumanity to the possibility that they, or third parties with access to their facilities, will have access to and may appropriate its trade secrets or other proprietary information.

Yumanity does not have long-term supply agreements in place with its contractors, and each batch of its product candidates is individually contracted under a quality and supply agreement. If Yumanity engages new contractors, such contractors must complete an inspection by the FDA and other applicable foreign regulatory agencies. Yumanity plans to continue to rely upon contract manufacturers and, potentially, collaboration partners to manufacture commercial quantities of its product candidates, if approved. Its current scale of manufacturing is adequate to support all of its needs for preclinical studies and clinical study supplies.

Risks Related to Yumanity’s Intellectual Property Rights

If Yumanity is unable to adequately protect its proprietary technology, or obtain and maintain issued patents that are sufficient to protect its product candidates, others could compete against Yumanity more directly by developing and commercializing products similar or identical to Yumanity’s, which would have a material adverse impact on its business, results of operations, financial condition, and prospects.

Yumanity’s success will depend significantly on its ability to obtain and maintain patent and other proprietary protection in the United States and other countries for commercially important technology, inventions, and know-

how related to its business, defend and enforce its patents, should they issue, preserve the confidentiality of its trade secrets, and operate without infringing the valid and enforceable patents and proprietary rights of third parties. Yumanity strives to protect and enhance the proprietary technologies that Yumanity believes are important to its business, including seeking patents intended to cover its products and compositions, their methods of use, and any other inventions that are important to the development of its business. Yumanity also relies on trade secrets to protect aspects of its business that are not amenable to, or that Yumanity does not consider appropriate for, patent protection.

Yumanity does not currently have any issued patents covering its clinical-stage product candidate YTX-7739. Yumanity cannot provide any assurances that any of its pending patent applications will mature into issued patents in any particular jurisdiction and, if they do, that such patents will include claims with a scope sufficient to protect its product candidates or otherwise provide any competitive advantage. The patent application and approval process is expensive, complex, and time-consuming. Yumanity may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that Yumanity will fail to identify patentable aspects of its research and development output in time to obtain patent protection. If Yumanity is unable to obtain or maintain patent protection with respect to any of its proprietary products and technology Yumanity develops, its business, financial condition, results of operations, and prospects could be materially harmed.

If the scope of any patent protection Yumanity obtains is not sufficiently broad, or if Yumanity lose any of its patent protection, its ability to prevent its competitors from commercializing similar or identical technology and product candidates would be adversely affected.

The patent positions of biotechnology and pharmaceutical companies, including its patent position, involve complex legal and factual questions, which in recent years have been the subject of much litigation, and, therefore, the issuance, scope, validity, enforceability, and commercial value of any patent claims that Yumanity may obtain cannot be predicted with certainty. No consistent policy regarding the breadth of claims allowed in biotechnology and pharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of its patents or narrow the scope of its patent protection. The laws of some foreign countries do not protect its proprietary rights to the same extent as the laws of the United States, and Yumanity may encounter significant problems in protecting its proprietary rights in these countries.

Patent applications are generally maintained in confidence until publication. In the United States, for example, patent applications are typically maintained in secrecy for up to 18 months after their filing. Similarly, publication of discoveries in scientific or patent literature often lags behind actual discoveries. Consequently, Yumanity cannot be certain that Yumanity were the first to file patent applications on its product candidates. There is also no assurance that all of the potentially relevant prior art relating to its patents and patent applications has been found, which could be used by a third party to challenge the validity of its patents, should they issue, or prevent a patent from issuing from a pending patent application. Any of the foregoing could harm its competitive position, business, financial condition, results of operations, and prospects.

Moreover, its patents, if issued, may be challenged, deemed unenforceable, invalidated, or circumvented in the United States and abroad. U.S. patents and patent applications may also be subject to interference, derivation, ex parte reexamination, post-grant review, or inter partes review proceedings, supplemental examination and challenges in district court. Patents may also be subjected to opposition, post-grant review, or comparable proceedings lodged in various foreign, both national and regional, patent offices or courts. An adverse determination in any such proceeding could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of the patent or patent application, which could limit its ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of its technology and products. In addition, such proceedings may be costly. Thus, any patents, should they issue, that Yumanity may own or exclusively license may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect its ability to develop, market, or otherwise commercialize its product candidates.

Furthermore, though a patent, if it were to issue, is presumed valid and enforceable, its issuance is not conclusive as to its validity or its enforceability and it may not provide Yumanity with adequate proprietary protection or competitive advantages against competitors with similar products. Even if a patent issues and is held to be valid and enforceable, competitors may be able to design around or circumvent its patents, such as using pre-existing or newly developed technology or products in a non-infringing manner. Other parties may develop and obtain patent protection for more effective technologies, designs, or methods. If these developments were to occur, they could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Its ability to enforce its patent rights depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. Any litigation to enforce or defend its patent rights, even if Yumanity were to prevail, could be costly and time-consuming and would divert the attention of its management and key personnel from its business operations. Yumanity may not prevail in any lawsuits that Yumanity initiate and the damages or other remedies awarded if Yumanity were to prevail may not be commercially meaningful.

Yumanity will incur significant ongoing expenses in maintaining its patent portfolio. Should Yumanity lack the funds to maintain its patent portfolio or to enforce its rights against infringers, Yumanity could be adversely impacted.

Yumanity may in the future co-own patent rights relating to future product candidates and its discovery engine platform with third parties. Some of its in-licensed patent rights are, and may in the future be, co-owned with third parties. In addition, its licensors may co-own the patent rights Yumanity in-licenses with other third parties with whom Yumanity does not have a direct relationship. Its exclusive rights to certain of these patent rights are dependent, in part, on inter-institutional or other operating agreements between the joint owners of such patent rights, who are not parties to its license agreements. If its licensors do not have exclusive control of the grant of licenses under any such third-party co-owners’ interest in such patent rights or Yumanity is otherwise unable to secure such exclusive rights, such co-owners may be able to license their rights to other third parties, including its competitors, and its competitors could market competing products and technology. In addition, Yumanity may need the cooperation of any such co-owners of its patent rights in order to enforce such patent rights against third parties, and such cooperation may not be provided to it. Any of the foregoing could have a material adverse effect on Yumanity’s competitive position, business, financial conditions, results of operations, and prospects.

Intellectual property rights do not necessarily address all potential threats.

The degree of future protection afforded by Yumanity’s intellectual property rights is uncertain because intellectual property rights have limitations and may not adequately protect its business or permit it to maintain its competitive advantage. For example, Yumanity does not know whether:

•	any of its pending patent applications, if issued, will include claims having a scope sufficient to protect its product candidates or any other products or product candidates;

•	any of its pending patent applications will issue as patents at all;

•	Yumanity will be able to successfully commercialize its product candidates, if approved, before its relevant patents expire;

•	Yumanity will be the first to make the inventions covered by each of its patents and pending patent applications;

•	Yumanity will be the first to file patent applications for these inventions;

•	others will not develop similar or alternative technologies that do not infringe its patents;

•	others will not use pre-existing technology to effectively compete against it;

•	any of its patents, if issued, will be found to ultimately be valid and enforceable;

•	any patents issued to it will provide a basis for an exclusive market for its commercially viable products, will provide it with any competitive advantages or will not be challenged by third parties;

•	Yumanity will develop additional proprietary technologies or product candidates that are separately patentable; or

•	that its commercial activities or products will not infringe upon the patents or proprietary rights of others.

Should any of these events occur, they could have a material adverse effect on Yumanity’s business, financial condition, results of operations and prospects.

If Yumanity fails to comply with its obligations in the agreements under which Yumanity licenses intellectual property rights from third parties or otherwise experience disruptions to its business relationships with its licensors, Yumanity could lose license rights that are important to its business.

Yumanity has entered into license agreements with third parties and may need to obtain additional licenses from others to advance its research or allow commercialization of product candidates Yumanity may develop or its discovery engine platform technology. It is possible that Yumanity may be unable to obtain additional licenses at a reasonable cost or on reasonable terms, if at all. In that event, Yumanity may be required to expend significant time and resources to redesign its technology, product candidates, or the methods for manufacturing them or to develop or license replacement technology, all of which may not be feasible on a technical or commercial basis. If Yumanity is unable to do so, Yumanity may be unable to develop or commercialize the affected product candidates or continue to utilize its existing discovery engine platform, which could harm its business, financial condition, results of operations, and prospects significantly. Yumanity cannot provide any assurances that third-party patents do not exist which might be enforced against its current technology, including its discovery engine platform technology, manufacturing methods, product candidates, or future methods or products resulting in either an injunction prohibiting its manufacture or future sales, or, with respect to its future sales, an obligation on its part to pay royalties and/or other forms of compensation to third parties, which could be significant.

In addition, each of its license agreements, and Yumanity expects its future agreements, will impose various development, diligence, commercialization, and other obligations on it. Certain of its license agreements also require Yumanity to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. In spite of its efforts, its licensors might conclude that Yumanity has materially breached its obligations under such license agreements and might therefore terminate the license agreements, thereby removing or limiting its ability to develop and commercialize products and technology covered by these license agreements. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to Yumanity’s and Yumanity may be required to cease its development and commercialization of certain of its product candidates or of its current discovery engine platform technology. Any of the foregoing could have a material adverse effect on Yumanity’s competitive position, business, financial conditions, results of operations, and prospects.

Moreover, disputes may arise regarding intellectual property subject to a licensing agreement, including:

•	the scope of rights granted under the license agreement and other interpretation-related issues;

•	the extent to which its technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•	the sublicensing of patent and other rights under its collaborative development relationships;

•	its diligence obligations under the license agreement and what activities satisfy those diligence obligations;

•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by its licensors and Yumanity and its partners; and

•	the priority of invention of patented technology.

In addition, the agreements under which Yumanity currently licenses intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what Yumanity believes to be the scope of its rights to the relevant intellectual property or technology, or increase what Yumanity believes to be its financial or other obligations under the relevant agreement, either of which could have a material adverse effect on its business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that Yumanity has licensed prevent or impair its ability to maintain its current licensing arrangements on commercially acceptable terms, Yumanity may be unable to successfully develop and commercialize the affected product candidates, which could have a material adverse effect on its business, financial conditions, results of operations, and prospects.

If Yumanity is unable to protect the confidentiality of its trade secrets, its business and competitive position may be harmed.

Yumanity may also rely on trade secrets to protect aspects of its business that are not amenable to, or that Yumanity does not consider appropriate for, patent protection. Additionally, Yumanity relies on unpatented know-how, continuing technological innovation to develop, strengthen, and maintain the proprietary and competitive position of its product candidates, which Yumanity seeks to protect, in part, by confidentiality agreements with its employees and its collaborators and consultants. However, trade secrets are difficult to protect. For example, Yumanity may be required to share its trade secrets with third-party licensees, collaborators, consultants, contractors, or other advisors and Yumanity has limited control over the protection of trade secrets used by such third parties. Although Yumanity uses reasonable efforts to protect its trade secrets, including by entering into confidentiality agreements, its employees, consultants, contractors, outside scientific collaborators, and other advisors may unintentionally or willfully disclose its trade secrets and proprietary information to competitors and Yumanity may not have adequate remedies for any such disclosure. Enforcing a claim that a third party illegally obtained and used, disclosed, or misappropriated any of its trade secrets is difficult, expensive, and time-consuming, and the outcome is unpredictable. Furthermore, Yumanity may not obtain these agreements in all circumstances, and the employees and consultants who are parties to these agreements may breach or violate the terms of these agreements, thus Yumanity may not have adequate remedies for any such breach or violation, and Yumanity could lose its trade secrets through such breaches or violations. In addition, trade secret laws in the United States vary, and some U.S. courts as well as courts outside the United States are sometimes less willing or unwilling to protect trade secrets. Moreover, it is possible that technology relevant to its business will be independently developed by a person that is not a party to such an agreement. Further, its trade secrets could otherwise become known or be independently discovered by its competitors or other third parties. Yumanity may not be able to prevent the unauthorized disclosure or use of its technical knowledge or trade secrets by consultants, vendors, former employees, and current employees. If its trade secrets or confidential or proprietary information is divulged to or acquired by third parties, including its competitors, its competitive position in the marketplace, business, financial condition, results of operations, and prospects may be materially adversely affected.

Yumanity may be sued for infringing the intellectual property rights of others, which may be costly and time-consuming and may prevent or delay its product development efforts and stop it from commercializing or increase the costs of commercializing its product candidates, if approved.

Yumanity’s success will depend in part on its ability to operate without infringing, misappropriating, or otherwise violating the intellectual property and proprietary rights of third parties. Yumanity cannot assure you that its business, products, and methods do not or will not infringe the patents or other intellectual property rights of third parties. Yumanity may in the future become party to, or threatened with, adversarial proceedings or litigation regarding intellectual property rights with respect to its product candidates and technologies Yumanity uses in its business.

The pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may allege that its product candidates or the use of its technologies infringes or otherwise violates patent claims or other intellectual property rights held by them or that Yumanity is employing their proprietary technology without authorization. As Yumanity continues to develop and, if approved, commercialize its current product candidates and future product candidates, competitors may claim that its technology infringes their intellectual property rights as part of business strategies designed to impede its successful commercialization. There may be third-party patents or patent applications with claims to compositions, materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of its product candidates. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, and because patent claims can be revised before issuance, third parties may have currently pending patent applications which may later result in issued patents that its product candidates may infringe, or which such third parties claim are infringed by its technologies. If a patent holder believes one or more of its product candidates infringes its patent rights, the patent holder may sue Yumanity even if Yumanity has received patent protection for its technology. Moreover, Yumanity may face patent infringement claims from non-practicing entities that have no relevant drug revenue and against whom its own patent portfolio may thus have no deterrent effect.

The outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If Yumanity is sued for patent infringement, Yumanity would need to demonstrate that its product candidates, products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and Yumanity may not be able to do this. Even if Yumanity is successful in these proceedings, Yumanity may incur substantial costs and the time and attention of its management and scientific personnel could be diverted in pursuing these proceedings, which could have a material adverse effect on its business and operating results. In addition, Yumanity may not have sufficient resources to bring these actions to a successful conclusion.

Patent and other types of intellectual property litigation can involve complex factual and legal questions, and their outcome is uncertain. If Yumanity is found to infringe a third party’s intellectual property rights, Yumanity could be required to obtain a license from such third party to continue developing and marketing its product candidates and technology. However, Yumanity may not be able to obtain any required license on commercially reasonable terms or at all. Even if Yumanity were to obtain a license, it could be granted on non-exclusive terms, thereby providing its competitors and other third parties access to the same technologies licensed to it. In addition, if any such claim were successfully asserted against Yumanity and it could not obtain such a license, Yumanity may be forced to stop or delay developing, manufacturing, selling or otherwise commercializing its product candidates. Any claim relating to intellectual property infringement that is successfully asserted against it may require Yumanity to pay substantial damages, including treble damages and attorney’s fees if Yumanity is found to be willfully infringing another party’s patents, for past use of the asserted intellectual property and royalties and other consideration going forward if Yumanity is forced to take a license.

Even if Yumanity is successful in these proceedings, Yumanity may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on it. There could also be public announcements of the results of the hearing, motions, or other interim proceedings or developments and if securities analysts or investors perceive those results to be negative, it could cause the price of shares of its common stock to decline. If Yumanity is unable to avoid infringing the patent rights of others, Yumanity may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court, or redesign its products. Patent litigation is costly and time-consuming. Yumanity may not have sufficient resources to bring these actions to a successful conclusion. In addition, intellectual property litigation or claims could force Yumanity to do one or more of the following:

•	cease developing, selling or otherwise commercializing its product candidates;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•

in the case of trademark claims, redesign, or rename, some or all of its product candidates to avoid infringing the intellectual property rights of third parties, which may not be possible and, even if possible, could be costly and time-consuming.

Any of these risks coming to fruition could have a material adverse effect on its business, results of operations, financial condition, and prospects.

Yumanity may be subject to claims challenging the inventorship or ownership of its patents and other intellectual property.

Yumanity enters into confidentiality and intellectual property assignment agreements with its employees, consultants, outside scientific collaborators, sponsored researchers, and other advisors. These agreements generally provide that inventions conceived by the party in the course of rendering services to Yumanity will be its exclusive property. However, these agreements may not be honored and may not effectively assign intellectual property rights to Yumanity. The assignment of intellectual property rights under these agreements may not be automatic upon the creation of the intellectual property or the assignment agreements may be breached, and Yumanity may be forced to bring claims against third parties, or defend claims that they may bring against it, to determine the ownership of what Yumanity regards as its intellectual property. For example, even if Yumanity has a consulting agreement in place with an academic advisor pursuant to which such academic advisor is required to assign any inventions developed in connection with providing services to it, such academic advisor may not have the right to assign such inventions to Yumanity, as it may conflict with his or her obligations to assign all such intellectual property to his or her employing institution.

Litigation may be necessary to defend against these and other claims challenging inventorship or ownership. If Yumanity fails in defending any such claims, in addition to paying monetary damages, Yumanity may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on its business. Even if Yumanity is successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

Obtaining and maintaining Yumanity’s patent protection depends on compliance with various procedural, document submission, fee payment, and other requirements imposed by governmental patent agencies, and its patent protection could be reduced or eliminated for non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees, and various other government fees on its owned and in-licensed patents and patent applications are or will be due to be paid to the U.S. Patent and Trademark Office (“USPTO”) in several stages and various government patent agencies outside of the United States over the lifetime of such patents and patent applications and any patent rights Yumanity may own or license in the future. Yumanity has systems in place to remind it to pay these fees, and Yumanity employs outside firms to remind it or its licensors to pay annuity fees due to foreign patent agencies on its foreign patents and pending foreign patent applications. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions over the lifetime of its owned patents and applications. In some cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, competitors or other third parties might be able to enter the market earlier than would otherwise have been the case and this circumstance could have a material adverse effect on its business, financial condition, results of operations, and prospects.

Yumanity may be involved in lawsuits or other proceedings to protect or enforce its intellectual property, which could be expensive, time-consuming, and unsuccessful.

Even if Yumanity’s patent applications are issued, competitors and other third parties may infringe, misappropriate, or otherwise violate its patents and other intellectual property rights. To counter infringement or unauthorized use, Yumanity may be required to file infringement claims, which can be expensive and time-consuming and divert the attention of its management and key personnel from its business operations.

Furthermore, many of its adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than Yumanity can. Its ability to enforce its patent rights also depends on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product.

In an infringement proceeding, a court may disagree with its allegations and refuse to stop the other party from using the technology at issue on the grounds that its patents do not cover the technology in question, or may decide that a patent of Yumanity’s is invalid, unenforceable or not infringed. An adverse result in any litigation, defense or post-grant proceedings could result in one or more of its patents being invalidated or interpreted narrowly and could put its patent applications at risk of not issuing. If any of its patents, if and when issued, covering its product candidates are invalidated or found unenforceable, Yumanity’s financial position and results of operations would be materially and adversely impacted. Yumanity may not prevail in any lawsuits that Yumanity initiates and the damages or other remedies awarded if Yumanity were to prevail may not be commercially meaningful.

Interference proceedings provoked by third parties or brought by Yumanity may be necessary to determine the priority of inventions with respect to its patents or patent applications. An unfavorable outcome could require Yumanity to cease using the related technology or to attempt to license rights to it from the prevailing party. Yumanity’s business could be harmed if the prevailing party does not offer it a license on commercially reasonable terms. Yumanity’s involvement in litigation or interference proceedings may fail and, even if successful, may result in substantial costs, and distract its management and other employees. Yumanity may not be able to prevent infringement, misappropriation of, or other violations of its intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of its confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of its common stock. Such litigation or proceedings could substantially increase its operating losses and reduce the resources available for development activities or any future sales, marketing, or distribution activities. Yumanity may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of its competitors may be able to sustain the costs of such litigation or proceedings more effectively than Yumanity can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on its ability to compete in the marketplace.

Issued patents covering Yumanity’s discovery engine platform and its product candidates could be found invalid or unenforceable if challenged.

If Yumanity initiated legal proceedings against a third party to enforce a patent, if and when issued, covering its discovery engine platform or one of its product candidates, the defendant could counterclaim that the patent covering its product candidate is invalid and/or unenforceable. The outcome of any such proceeding is generally unpredictable.

In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions of a patent include allegations that someone connected with prosecution of the patent application that matured into the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution of the patent application. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions, e.g., opposition proceedings. Such proceedings could result in revocation or amendment of its patents in such a way that they no longer cover its product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, Yumanity cannot be certain that there is no invalidating prior art, of which Yumanity and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, Yumanity would lose at least part, and perhaps all, of the patent protection on its product candidates. Such a loss of patent protection would have a material adverse impact on its business.

Yumanity may not seek to protect its intellectual property rights in all jurisdictions throughout the world and Yumanity may not be able to adequately enforce its intellectual property rights even in the jurisdictions where Yumanity seeks protection.

Filing and prosecuting patent applications, and defending patents on its discovery engine platform and product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and Yumanity’s intellectual property rights in some countries outside the United States could be less extensive than those in the United States, assuming that rights are obtained in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Yumanity may not be able to prevent third parties from practicing its inventions in all countries outside the United States, or from selling or importing products made using its inventions in and into the United States or other jurisdictions. In addition, the statutory deadlines for pursuing patent protection in individual foreign jurisdictions are based on the priority date of each of its patent applications and Yumanity may not timely file foreign patent applications. For the patent families related to YTX-7739, as well as for many of the patent families that Yumanity owns, the relevant statutory deadlines have not yet expired. Thus, for each of the patent families that Yumanity believes provides coverage for its lead product candidate, Yumanity will need to decide whether and where to pursue protection outside the United States.

Competitors may use its technologies in jurisdictions where Yumanity does not pursue and obtain patent protection to develop their own products and further, may export otherwise infringing products to territories where Yumanity has patent protection, but enforcement is not as strong as that in the United States. These products may compete with its products and its patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if Yumanity pursues and obtains issued patents in particular jurisdictions, its patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

The laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology or pharmaceuticals. This could make it difficult for Yumanity to stop the infringement of its patents, if obtained, or the misappropriation of or marketing of competing products in violation of its other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, Yumanity may choose not to seek patent protection in certain countries, and Yumanity will not have the benefit of patent protection in such countries.

Proceedings to enforce its patent rights in foreign jurisdictions could result in substantial costs and divert Yumanity’s efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly, could put its patent applications at risk of not issuing, and could provoke third parties to assert claims against it. Yumanity may not prevail in any lawsuits that it initiates and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, Yumanity’s efforts to enforce its intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that Yumanity develops or license.

If Yumanity does not obtain additional protection under the Hatch-Waxman Act and similar foreign legislation by extending the patent terms and obtaining data exclusivity for its product candidates, its business may be materially harmed.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date in its chain of priority. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering its product candidates are obtained, once the patent life has expired for a product candidate, Yumanity may be open to competition from competitive medications, including generic medications. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such product candidates might expire before or shortly after such product candidates are commercialized. As a result, Yumanity’s patent portfolio may not provide it with sufficient rights to exclude others from commercializing product candidates similar or identical to Yumanity’s.

Depending upon the timing, duration, and specifics of FDA marketing approval of its product candidates, one or more of the U.S. patents Yumanity owns may be eligible for a limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Act. The Hatch-Waxman Act permits a patent term extension of up to five years as compensation for patent term lost during the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. However, Yumanity may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time period or the scope of patent protection afforded could be less than Yumanity requests. If Yumanity is unable to obtain a patent term extension or the term of any such extension is less than Yumanity requests, the duration of patent protection Yumanity obtains for its product candidates may not provide it with any meaningful commercial or competitive advantage, its competitors may obtain approval of competing products earlier than they would otherwise be able to do so, and its ability to generate revenues could be materially adversely affected.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing Yumanity’s ability to protect its products.

As is the case with other biotechnology companies, Yumanity’s success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and is therefore costly, time-consuming, and inherently uncertain. In addition, the United States has recently enacted and is currently implementing wide-ranging patent reform legislation: the Leahy-Smith America Invents Act. The America Invents Act includes a number of significant changes to U.S. patent law. After March 2013, under the America Invents Act, the United States transitioned to a first-inventor-to-file system in which, assuming that other requirements for patentability are met, the first-inventor-to-file a patent application will be entitled to the patent on an invention regardless of whether a third party was the first to invent the claimed invention. The America Invents Act also includes provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. It is not yet clear what, if any, impact the America Invents Act will have on the operation of Yumanity’s business. However, the America Invents Act and its implementation could increase the uncertainties and costs surrounding the prosecution of Yumanity’s patent applications and the enforcement or defense of any patents that may issue from its patent applications, all of which could have a material adverse effect on Yumanity’s business and financial condition.

In addition, recent U.S. Supreme Court rulings have narrowed the scope of patent protection available in certain circumstances and weakened the rights of patent owners in certain situations. The full impact of these decisions is not yet known. For example, on March 20, 2012, in Mayo Collaborative Services, DBA Mayo Medical Laboratories, et al. v. Prometheus Laboratories, Inc., the Court held that several claims drawn to measuring drug metabolite levels from patient samples and correlating them to drug doses were not patentable subject matter. The decision appears to impact diagnostics patents that merely apply a law of nature via a series of routine steps and it has created uncertainty around the ability to obtain patent protection for certain inventions. Additionally, on June 13, 2013, in Association for Molecular Pathology v. Myriad Genetics, Inc., the Court held that claims to isolated genomic DNA are not patentable, but claims to complementary DNA molecules are patent eligible because they are not a natural product. The effect of the decision on patents for other isolated natural products is uncertain. However, on March 4, 2014, the USPTO issued a memorandum to patent examiners providing guidance for examining claims that recite laws of nature, natural phenomena or natural products under the Myriad and Prometheus decisions. This guidance did not limit the application of Myriad to DNA but rather applied the decision to other natural products.

In addition to increasing uncertainty with regard to Yumanity’s ability to obtain future patents, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on these and other decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that could weaken Yumanity’s ability to obtain new patents or to enforce any patents that may issue in the future.

Yumanity may be subject to damages resulting from claims that Yumanity or its employees, consultants, or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers.

Yumanity’s employees have been previously employed at other biotechnology or pharmaceutical companies, including its competitors or potential competitors. Yumanity also engages advisors and consultants who are concurrently employed at universities or who perform services for other entities.

Although Yumanity tries to ensure that its employees, consultants, and advisors do not use the proprietary information or know-how of others in their work for it, and although Yumanity is not aware of any claims currently pending against it, Yumanity may be subject to claims that Yumanity or its employees, advisors, or consultants have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of a former employer or other third party. Yumanity has and may in the future also be subject to claims that an employee, advisor, or consultant performed work for it that conflicts with that person’s obligations to a third party, such as an employer, and thus, that the third party has an ownership interest in the intellectual property arising out of work performed for it. Litigation may be necessary to defend against these claims. Even if Yumanity is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If Yumanity fails in defending such claims, in addition to paying money claims, Yumanity may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent its ability to commercialize its product candidates, which would materially adversely affect its commercial development efforts.

Yumanity may not be successful in obtaining, through acquisitions, in-licenses or otherwise, necessary rights to its discovery engine platform, product candidates or other technologies.

Yumanity currently has rights to intellectual property, through licenses from third parties, to identify and develop its discovery engine platform technology and product candidates. Many pharmaceutical companies, biotechnology companies, and academic institutions are competing with it in the field of neurodegeneration and discovery engine platform and may have patents and have filed and are likely filing patent applications potentially relevant to its business. In order to avoid infringing these third party patents, Yumanity may find it necessary or prudent to obtain licenses to such patents from such third party intellectual property holders. In addition, with respect to any patents Yumanity co-owns with third parties, Yumanity may require licenses to such co-owners’ interest to such patents. However, Yumanity may be unable to secure such licenses or otherwise acquire or in-license any compositions, methods of use, processes, or other intellectual property rights from third parties that Yumanity identifies as necessary for its current or future product candidates and its discovery engine platform technology. The licensing or acquisition of third party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third party intellectual property rights that Yumanity may consider attractive or necessary. These established companies may have a competitive advantage over it due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive Yumanity to be a competitor may be unwilling to assign or license rights to it. Yumanity also may be unable to license or acquire third party intellectual property rights on terms that would allow it to make an appropriate return on its investment or at all. If Yumanity is unable to successfully obtain rights to required third party intellectual property rights or maintain the existing intellectual property rights Yumanity has, Yumanity may have to abandon development of the relevant program or product candidate, which could have a material adverse effect on its business, financial condition, results of operations and prospects.

Numerous factors may limit any potential competitive advantage provided by Yumanity’s intellectual property rights.

The degree of future protection afforded by Yumanity’s intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect its business, provide a barrier to entry against its competitors or potential competitors, or permit it to maintain its competitive advantage. Moreover, if a third party has intellectual property rights that cover the practice of its technology, Yumanity may not be able to fully exercise or extract value from its intellectual property rights. The following examples are illustrative:

•	others may be able to make products that are similar to its product candidates or utilize similar technology but that are not covered by the claims of the patents that Yumanity licenses or may own;

•

Yumanity, or its current or future licensors or collaborators, might not have been the first to make the inventions covered by the issued patent or pending patent application that Yumanity licenses or owns now or in the future;

•	Yumanity, or its current or future licensors or collaborators, might not have been the first to file patent applications covering certain of its or their inventions;

•	others may independently develop similar or alternative technologies or duplicate any of its technologies without infringing its owned or licensed intellectual property rights;

•	it is possible that its current or future pending owned or licensed patent applications will not lead to issued patents;

•	issued patents that Yumanity holds rights to may be held invalid or unenforceable, including as a result of legal challenges by its competitors or other third parties;

•

its competitors or other third parties might conduct research and development activities in countries where Yumanity does not have patent rights and then use the information learned from such activities to develop competitive products for sale in its major commercial markets;

•	Yumanity may not develop additional proprietary technologies that are patentable;

•	the patents of others may harm its business; and

•	Yumanity may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent covering such intellectual property.

Should any of these events occur, they could significantly harm Yumanity’s business and results of operations.

Risks Related to Yumanity’s Indebtedness

Yumanity’s level of indebtedness and debt service obligations could adversely affect its financial condition and may make it more difficult for Yumanity to fund its operations.

In December 2019, Yumanity entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules”) (the “Term Loan”), which was most recently amended in December 2020. The Term Loan provides up to $30.0 million of debt financing and has interest-only payments through August 1, 2021, with the option to extend an additional six months upon the drawdown following occurrence of a development milestone and an equity event as defined in the agreement. Thereafter, Yumanity is obligated to make payments that will include equal installments of principal and interest through the maturity date of January 1, 2024. As of September 30, 2020, $15.0 million was outstanding under the Term Loan. In April 2020, Yumanity incurred additional indebtedness consisting of a $1.1 million loan (the “PPP Loan”) under the Paycheck Protection Program of the Coronavirus Aid, Relief, and Economic Security Act, or the CARES Act.

All obligations under the Term Loan are secured by substantially all of Yumanity’s existing property and assets, excluding its intellectual property. This indebtedness may create additional financing risk for Yumanity, particularly if its business or prevailing financial market conditions are not conducive to paying off or refinancing its outstanding debt obligations at maturity. This indebtedness could also have important negative consequences, including the fact that:

•

Yumanity will need to repay its indebtedness by making payments of interest and principal, which will reduce the amount of money available to finance its operations, its research and development efforts and other general corporate activities; and

•

Yumanity’s failure to comply with the restrictive covenants in the Term Loan could result in an event of default that, if not cured or waived, would accelerate its obligation to repay this indebtedness, and Hercules could seek to enforce its security interest in the assets securing such indebtedness.

To the extent that additional debt is added to Yumanity’s current debt levels, the risks described above could increase.

In addition, while all or a portion of the PPP Loan may be forgiven if the PPP Loan is used for qualifying expenses as described in the CARES Act, there is no assurance that Yumanity will be able to obtain forgiveness, notwithstanding that it believes it has used the PPP Loan for qualifying expenses. The U.S. Department of the Treasury, Small Business Administration and members of Congress have indicated an intention to provide strong oversight of loans granted under the Paycheck Protection Program. If Yumanity is audited or reviewed or its records are subpoenaed by the government as a result of entering into the PPP Loan, it could divert management’s time and attention and Yumanity could incur legal and reputational costs, and an adverse finding could lead to the requirement to return the PPP Loan, which could reduce Yumanity’s liquidity, or could subject Yumanity to fines and penalties.

Yumanity may not have cash available to it in an amount sufficient to enable it to make interest or principal payments on its indebtedness when due. If Yumanity does not make scheduled payments when due, or otherwise materially breaches or experiences an event of default under the Term Loan, Hercules could accelerate Yumanity’s total loan obligation or enforce its security interest against us.

Failure to satisfy its current and future debt obligations under the Term Loan could result in an event of default. In addition, other events, including certain events that are not entirely in Yumanity’s control, such as the occurrence of a material adverse event on its business, could cause an event of default to occur. As a result of the occurrence of an event of default, Hercules could accelerate all of the amounts due. In the event of an acceleration of amounts due under the Term Loan, Yumanity may not have sufficient funds or may be unable to arrange for additional financing to repay its indebtedness. In addition, Hercules could seek to enforce its security interests in the assets securing such indebtedness. If Yumanity is unable to pay amounts due to Hercules upon acceleration of the Term Loan or if Hercules enforces its security interest against its assets securing its indebtedness to Hercules, Yumanity’s ability to continue to operate its business may be jeopardized.

Yumanity is subject to certain restrictive covenants which, if breached, could result in the acceleration of its debt under the Term Loan and have a material adverse effect on its business and prospects.

The Term Loan imposes operating and other restrictions on Yumanity. Such restrictions will affect, and in many respects limit or prohibit, Yumanity’s ability and the ability of any future subsidiary to, among other things:

•	dispose of certain assets;

•	engage in mergers or acquisitions;

•	encumber its intellectual property;

•	incur indebtedness or liens;

•	pay dividends;

•	make certain investments; and

•	engage in certain other business transactions.

These restrictive covenants may prevent Yumanity from undertaking an action that it feels is in the best interests of its business. In addition, if Yumanity were to breach any of these restrictive covenants, Hercules could accelerate its indebtedness under the Term Loan or enforce its security interest against its assets, either of which would materially adversely affect Yumanity’s ability to continue to operate its business.

Risks Related to Yumanity’s Business Operations, Employee Matters and Managing Growth

Yumanity will need to develop and expand its company, and Yumanity may encounter difficulties in managing this development and expansion, which could disrupt its operations.

As of September 1, 2020, Yumanity had 41 full-time employees and three part-time employees, and in connection with becoming a public company, Yumanity expects to increase its number of employees and the scope of its operations. To manage its anticipated development and expansion, Yumanity must continue to implement and improve its managerial, operational, and financial systems, expand its facilities, and continue to recruit and train additional qualified personnel. Also, its management may need to divert a disproportionate amount of its attention away from its day-to-day activities and devote a substantial amount of time to managing these development activities. Due to its limited resources, Yumanity may not be able to effectively manage the expansion of its operations or recruit and train additional qualified personnel. This may result in weaknesses in its infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees, and reduced productivity among remaining employees. The physical expansion of its operations may lead to significant costs and may divert financial resources from other projects, such as the development of its product candidates. If Yumanity’s management is unable to effectively manage its expected development and expansion, its expenses may increase more than expected, its ability to generate or increase its revenue could be reduced and Yumanity may not be able to implement its business strategy. Yumanity’s future financial performance and its ability to commercialize its product candidates, if approved, and compete effectively will depend, in part, on its ability to effectively manage the future development and expansion of its company.

Yumanity’s future success depends on its ability to retain its management team and to attract, retain, and motivate qualified personnel.

Its ability to compete in the highly competitive biotechnology and biopharmaceuticals industries depends upon its ability to attract and retain highly qualified managerial, scientific, and medical personnel. In order to induce valuable employees to continue their employment with Yumanity, Yumanity has provided stock options that vest over time. The value to employees of stock options that vest over time is significantly affected by movements in its stock price that are beyond its control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Yumanity is highly dependent on its management, scientific and medical personnel, including its Chief Executive Officer, Richard Peters, M.D., Ph.D. Despite its efforts to retain valuable employees, members of its management, scientific, and development teams may terminate their employment with Yumanity on short notice. The loss of the services of any of its executive officers, including Dr. Peters, other key employees and other scientific and medical advisors, and an inability to find suitable replacements could result in delays in product development and harm Yumanity’s business. Pursuant to their employment arrangements, each of its executive officers, and other employees may voluntarily terminate their employment at any time, with or without notice. Yumanity’s success also depends on its ability to continue to attract, retain, and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Yumanity may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for a limited number of qualified personnel among biopharmaceutical, biotechnology, pharmaceutical, and other businesses. Many of the other pharmaceutical companies that Yumanity compete against for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than Yumanity does. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what Yumanity may be able to offer. Yumanity also experiences competition for the hiring of scientific personnel from universities and research institutions. If Yumanity is unable to continue to attract and retain high quality personnel, the rate and success at which Yumanity can develop and commercialize product candidates will be limited.

Yumanity faces potential product liability exposure, and, if claims are brought against it, Yumanity may incur substantial liability.

The use of Yumanity’s product candidates in clinical trials and the sale of its product candidates, if approved, exposes it to the risk of product liability claims. Product liability claims might be brought against Yumanity by patients, healthcare providers, or others selling or otherwise coming into contact with its product candidates. For example, Yumanity may be sued if any product Yumanity develops allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, including as a result of interactions with alcohol or other drugs, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If Yumanity becomes subject to product liability claims and cannot successfully defend itself against them, Yumanity could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in, among other things:

•	withdrawal of subjects from Yumanity’s clinical trials;

•	substantial monetary awards to patients or other claimants;

•	decreased demand for Yumanity’s product candidates or any future product candidates following marketing approval, if obtained;

•	damage to Yumanity’s reputation and exposure to adverse publicity;

•	increased FDA warnings on product labels;

•	litigation costs;

•	distraction of management’s attention from Yumanity’s primary business;

•	loss of revenue; and

•	the inability to successfully commercialize Yumanity’s product candidates or any future product candidates, if approved.

Yumanity maintains product liability insurance coverage for its clinical trials with a €5 million annual aggregate coverage limit. Nevertheless, Yumanity’s insurance coverage may be insufficient to reimburse it for any expenses or losses Yumanity may suffer. Moreover, in the future, Yumanity may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect it against losses, including if insurance coverage becomes increasingly expensive. If and when Yumanity obtains marketing approval for its product candidates, Yumanity intends to expand its insurance coverage to include the sale of commercial products; however, Yumanity may not be able to obtain this product liability insurance on commercially reasonable terms. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. The cost of any product liability litigation or other proceedings, even if resolved in its favor, could be substantial, particularly in light of the size of its business and financial resources. A product liability claim or series of claims brought against Yumanity could cause its stock price to decline and, if Yumanity is unsuccessful in defending such a claim or claims and the resulting judgments exceed its insurance coverage, its financial condition, business, and prospects could be materially adversely affected.

Yumanity will incur increased costs as a result of operating as a public company, and its management team will be required to devote substantial time to new compliance initiatives.

As a public company, and particularly after Yumanity is no longer an “emerging growth company,” Yumanity will incur significant legal, accounting, and other expenses that Yumanity did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and rules subsequently implemented by the SEC and The Nasdaq Stock Market have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Its management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly.

Pursuant to Section 404 of the Sarbanes-Oxley Act (“Section 404”), Yumanity will be required to furnish a report by its management on its internal control over financial reporting, which may include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. While Yumanity remains an “emerging growth company” or a “smaller reporting company” with less than $100 million in annual revenues, Yumanity will not be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, Yumanity will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, Yumanity will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. Despite its efforts, there is a risk that neither Yumanity nor its independent registered public accounting firm will be able to conclude within the prescribed timeframe that its internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of its financial statements.

If Yumanity fails to maintain proper and effective internal controls, its ability to produce accurate and timely financial statements could be impaired, which could result in sanctions or other penalties that would harm its business.

After the completion of the Merger, Yumanity became subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of The Nasdaq Capital Market. The Sarbanes-Oxley Act requires, among other things, that Yumanity maintain effective disclosure controls and procedures and internal controls over financial reporting. Commencing with its fiscal year ending the year that the Merger is completed, Yumanity must perform system and process design evaluation and testing of the effectiveness of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. This will require that Yumanity incur substantial additional professional fees and internal costs to expand its accounting and finance functions and that Yumanity expend significant management efforts. Prior to the Merger, Yumanity had never been required to test its internal controls within a specified period and, as a result, Yumanity may experience difficulty in meeting these reporting requirements in a timely manner.

Yumanity may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. Its internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If Yumanity is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if Yumanity is unable to maintain proper and effective internal controls over financial reporting, Yumanity may not be able to produce timely and accurate financial statements. If that were to happen, its investors could lose confidence in its reported financial information, the market price of its stock could decline and Yumanity could be subject to sanctions or investigations by the SEC or other regulatory authorities.

In order to satisfy its obligations as a public company, Yumanity will need to hire additional qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, Yumanity will need to establish and maintain effective disclosure and financial controls and make changes in its corporate governance practices. Yumanity will need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and maintain such personnel. Even if Yumanity is able to hire appropriate personnel, its existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from product development efforts.

Changes in tax law, including the recently passed comprehensive tax reform bill, could adversely affect Yumanity’s business and financial condition.

The rules dealing with U.S. federal, state, and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect Yumanity or holders of its common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “TCJA”), which significantly reforms the Internal Revenue Code of 1986, as amended, or the Code. The TCJA, among other things, contains significant changes to corporate taxation, including reduction of the corporate tax rate from a top marginal rate of 35% to a flat rate of 21%, limitation of the tax deduction for net interest expense to 30% of adjusted earnings

(except for certain small businesses), and modifying or repealing many business deductions and credits (including reducing the business tax credit for certain clinical testing expenses incurred in the testing of certain drugs for rare diseases or conditions generally referred to as “orphan drugs”). Yumanity continues to examine the impact this tax reform legislation may have on its business. However, the effect of the TCJA on its business, whether adverse or favorable, is uncertain, and may not become evident for some period of time. Furthermore, Yumanity’s implementation of new practices and processes designed to comply with changing tax laws and regulations could require Yumanity to make substantial changes to its business practices, allocate additional resources, and increase its costs, which could negatively affect its business, results of operations and financial condition. Yumanity urges investors to consult with their legal and tax advisers regarding the implications of the TCJA and other changes in tax laws on an investment in its common stock.

Yumanity’s ability to use its net operating loss carryforwards and certain tax credit carryforwards may be subject to limitation.

As of December 31, 2019, Yumanity had federal and state net operating loss (“NOL”) carryforwards of $84.7 million and $84.8 million, respectively, which begin to expire in 2035. Under Section 382 of the Code changes in its ownership may limit the amount of its net operating loss carryforwards and research and development tax credit carryforwards that could be utilized annually to offset its future taxable income, if any. This limitation would generally apply in the event of a cumulative change in ownership of its company of more than 50% within a three-year period. Any such limitation may significantly reduce its ability to utilize its net operating loss carryforwards and research and development tax credit carryforwards before they expire. The completion of the Merger, together with private placements and other transactions that have occurred since its inception, may trigger such an ownership change pursuant to Section 382. Any such limitation, whether as the result of the Merger, prior private placements, sales of its common stock by its existing stockholders, or additional sales of its common stock by Yumanity after the Merger, could have a material adverse effect on its results of operations in future years. Yumanity has not yet completed a Section 382 analysis, and therefore, there can be no assurances that the NOL is already not limited.

In addition, the reduction of the corporate tax rate under the TCJA may cause a reduction in the economic benefit of its NOL carryforwards and other deferred tax assets available to it. For example, while the TCJA allows for federal NOLs incurred in tax years beginning after December 31, 2017 to be carried forward indefinitely, the TCJA also imposes an 80% limitation on the use of NOLs that are generated in tax years beginning after December 31, 2017. Net operating losses generated prior to December 31, 2017, however, will still have a 20-year carryforward period, but are not subject to the 80% limitation.

The Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) modifies, among other things, the rules governing NOLs. NOLs arising in tax years 2018, 2019, and 2020 are subject to a five year carryback and indefinite carryforward, while NOLs arising in tax years beginning after December 31, 2020 also are subject to indefinite carryforward but cannot be carried back. The CARES Act also suspends the 80% limitation mentioned above for NOLs generated in taxable years ending after December 31, 2017 that are used in taxable years ending on or prior to December 31, 2020. In future years, if and when a net deferred tax asset is recognized related to Yumanity’s NOLs, the changes in the carryforward/carryback periods as well as the new limitation on use of NOLs may significantly impact its valuation allowance assessments for NOLs generated after December 31, 2017.

Furthermore, Yumanity’s ability to utilize NOLs is conditioned upon its maintaining profitability in the future and generating U.S. federal taxable income. Since Yumanity does not know whether or when it will generate the U.S. federal taxable income necessary to utilize its remaining NOLs, these NOL carryforwards generated prior to December 31, 2017 could expire unused. Notwithstanding the foregoing discussion of NOLs, Yumanity has recorded a full valuation allowance related to its NOLs due to the uncertainty of the ultimate realization of the future benefits of such NOLs.

Yumanity may acquire businesses or products, or form strategic alliances, in the future, and Yumanity may not realize the benefits of such acquisitions.

Yumanity may acquire additional businesses or products, form strategic alliances, or create joint ventures with third parties that Yumanity believes will complement or augment its existing business. If Yumanity acquire businesses with promising markets or technologies, Yumanity may not be able to realize the benefit of acquiring such businesses if Yumanity is unable to successfully integrate them with its existing operations and company culture. Yumanity may encounter numerous difficulties in developing, manufacturing, and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent it from realizing their expected benefits or enhancing its business. Yumanity cannot provide assurance that, following any such acquisition, Yumanity will achieve the synergies expected in order to justify the transaction.

Proteostasis stockholders may not receive any payment on the CVRs and the CVRs may otherwise expire valueless.

Pursuant to the Contingent Value Rights Agreement, or CVR Agreement, for each share of Proteostasis common stock held, Proteostasis stockholders of record as of immediately prior to the effective time of the Merger (after giving effect to the exercise or settlement of any Proteostasis options or Proteostasis restricted stock units) received one contingent value right (“CVR”) entitling such holders to receive certain net proceeds, if any, derived from the grant, sale or transfer of rights of all or any part of Proteostasis’ intellectual property relating to its cystic fibrosis clinical programs (the “CF Assets”) completed prior to the effective time of the Merger or during the nine-month period after such effective time (a “CF Monetization”) (with any potential payment obligations continuing until the 10-year anniversary of the closing of the Merger).

A CF Monetization was not completed prior to the effective time of the Merger. The right of Proteostasis stockholders to receive any future payment for or derive any value from the CVRs is contingent solely upon Yumanity’s ability to monetize all or any part of the CF Assets through a CF Asset monetization within the time periods specified in the CVR Agreement and the consideration received being greater than the amounts permitted to be reimbursed to Yumanity under the CVR Agreement. If a CF Asset Monetization is not achieved within the time periods specified in the CVR Agreement or the consideration received is not greater than the amounts permitted to be reimbursed to Proteostasis, no payments will be made under the CVR Agreement, and the CVRs will expire valueless.

Yumanity has sole authority over whether and how to pursue the continued development of the CF Assets (if at all), and Yumanity’s only obligations will be to reasonably cooperate with the requests of the CVR Holders’ Representative to carry out the intent and purpose of the CVR Agreement and not to terminate or intentionally negatively impact the CF Assets during the nine-month period following the effective time of the Merger.

Furthermore, the CVRs will be unsecured obligations of the combined organization and all payments under the CVRs, all other obligations under the CVR Agreement and the CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of the combined organization.

General Risk Factors

Unfavorable global economic conditions could adversely affect Yumanity’s business, financial condition, or results of operations.

Its results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. The recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets. A severe or prolonged economic downturn, such as the recent global financial crisis, could result in a variety of risks to its business, including, weakened demand for Yumanity’s product candidates and its ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain its suppliers, possibly resulting in supply disruption, or cause its customers to delay making payments for its services. Any of the foregoing could harm its business and Yumanity cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

Yumanity, or the third parties upon whom Yumanity depend, may be adversely affected by earthquakes or other natural disasters and its business continuity and disaster recovery plans may not adequately protect Yumanity from a serious disaster.

Earthquakes or other natural disasters could severely disrupt its operations, and have a material adverse effect on its business, results of operations, financial condition, and prospects. If a natural disaster, power outage, or other event occurred that prevented Yumanity from using all or a significant portion of its headquarters, that damaged critical infrastructure, such as the manufacturing facilities of its third-party contract manufacturers and suppliers, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible for Yumanity to continue its business for a substantial period of time. The disaster recovery and business continuity plans Yumanity has in place may prove inadequate in the event of a serious disaster or similar event. Yumanity may incur substantial expenses as a result of the limited nature of its disaster recovery and business continuity plans, which, particularly when taken together with its lack of earthquake insurance, could have a material adverse effect on its business.

Yumanity’s internal computer systems, or those of its third-party CROs or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of its product candidates’ development programs.

Despite the implementation of security measures, Yumanity’s internal computer systems and those of its third-party CROs and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While Yumanity has not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in its operations, it could result in a material disruption of its programs. For example, the loss of clinical study data for its product candidates could result in delays in its regulatory approval efforts and significantly increase its costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to its data or applications or other data or applications relating to its technology or product candidates, or inappropriate disclosure of confidential or proprietary information, Yumanity could incur liabilities and the further development of its product candidates could be delayed.